Exhibit 10.1

AGREEMENT

dated

December 31, 2024

by and among

HDEDUCATION GROUP LIMITED., a Cayman Islands exempted company (the “Company”),

and

A SPAC III Acquisition Corp., a British Virgin Islands business company (the “Parent”)

i

5.14	Properties; Title to the Company Group’s Assets	24
5.15	Litigation	24
5.16	Contracts	24
5.17	Licenses and Permits	26
5.18	Cybersecurity; Compliance with Laws; Regulatory Matters	27
5.19	Intellectual Property	29
5.20	Customers and Suppliers	30
5.21	Accounts Receivable and Payable; Loans	30
5.22	Pre-payments	31
5.23	Employees	31
5.24	Employment Matters	31
5.25	Real Property	32
5.26	Tax Matters	32
5.27	Environmental Laws	33
5.28	Powers of Attorney and Suretyships	33
5.29	Directors and Officers	33
5.30	Certain Business Practices	33
5.31	Money Laundering Laws	34
5.32	Not an Investment Company	34
5.33	Related Party Transaction	34
5.34	Other Information	34

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER PARTIES		35

6.1	Corporate Existence and Power	35
6.2	Corporate Authorization	35
6.3	Governmental Authorization	35
6.4	Non-Contravention	35
6.5	Finders’ Fees	35
6.6	Issuance of Shares	35
6.7	Capitalization	36
6.8	Information Supplied	36
6.9	Trust Fund	36
6.10	Listing	36
6.11	Board Approval	36
6.12	Parent SEC Documents and Financial Statements	37
6.13	Litigation	37
6.14	Compliance with Laws	37
6.15	Not an Investment Company	37
6.16	Tax Matters	37

ARTICLE VII		38

7.1	Conduct of the Business	38
7.2	Access to Information	40
7.3	Notices of Certain Events	41
7.4	SEC Filings	42
7.5	Financial Information	42
7.6	Trust Account	43

ii

7.7	Directors’ and Officers’ Indemnification and Insurance	43
7.8	Formation of Purchaser and Merger	43

ARTICLE VIII COVENANTS OF THE COMPANY GROUP		44

8.1	Reporting and Compliance with Laws	44
8.2	Reasonable Best Efforts to Obtain Consents	44
8.3	ODI Filings	44
8.4	SAFE Registration	44
8.5	Future Issuance of Company Ordinary Shares	44
8.6	Annual and Interim Financial Statements	44
8.7	Employees of the Company and the Manager	44
8.8	Company Shareholder Approval	44
8.9	Purchaser Incentive Plan	44
8.10	Convertible Instrument	44

ARTICLE IX COVENANTS OF ALL PARTIES HERETO		45

9.1	Reasonable Best Efforts; Further Assurances	45
9.2	Tax Matters	45
9.3	Settlement of the Purchaser Parties’ Liabilities	46
9.4	Compliance with SPAC Agreements	46
9.5	Registration Statement	46
9.6	Confidentiality	47
9.7	New Regulation Filing	47

ARTICLE X CONDITIONS TO CLOSING		47

10.1	Condition to the Obligations of the Parties	47
10.2	Conditions to Obligations of the Purchaser Parties	48
10.3	Conditions to Obligations of the Company	49

ARTICLE XI DISPUTE RESOLUTION		50

11.1	Arbitration	50
11.2	Waiver of Jury Trial; Exemplary Damages	51

ARTICLE XII TERMINATION		51

12.1	Termination	51
12.2	Termination Upon Default.	51
12.3	Survival	51

ARTICLE XIII MISCELLANEOUS		52

13.1	Notices	52
13.2	Amendments; No Waivers; Remedies.	53
13.3	Arm’s Length Bargaining	53
13.4	Publicity	53
13.5	Expenses	53
13.6	No Assignment or Delegation	53
13.7	Governing Law	53
13.8	Counterparts; Facsimile Signatures	53
13.9	Entire Agreement	54
13.10	Guiding Principles and Intentions	54
13.11	Severability	54
13.12	Construction of Certain Terms and References; Captions	54
13.13	Further Assurances	55
13.14	Third Party Beneficiaries	55
13.15	Waiver	55
13.16	Non-Recourse	55

iii

AGREEMENT

This AGREEMENT (the “Agreement”), dated as of December 31, 2024 (the “Signing Date”), by and among HDEDUCATION GROUP LIMITED, a Cayman Islands exempted company (the “Company”), A SPAC III Acquisition Corp., a British Virgin Islands business company (the “Parent”).

W I T N E S E T H :

A. The Company, through its wholly owned and Controlled (as defined below) subsidiaries, is in the Business of providing a comprehensive service platform for global university students (the “Business”);

B. The Company owns: (i) 100% of the issued share capital of HDEDUCATION GROUP LIMITED, a limited liability company incorporated under the law of Hong Kong, which in turn owns all of the equity interest of Anji Haoda Technology Co., Ltd., a wholly foreign owned enterprise established under the laws of PRC (the “WFOE”). The WFOE owns all of the equity interest of Haido (Shenzhen) Education Technology Co., Ltd.;

C. Parent is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

D. A SPAC III Mini Acquisition Corp., will be a British Virgin Islands business company and wholly owned subsidiary of the Parent (“Purchaser”), will be formed for the sole purpose of the merger of Parent with and into Purchaser, in which Purchaser will be the surviving corporation (the “Reincorporation Merger”);

E.   The parties hereto desire that the A SPAC III Mini Sub Acquisition Corp., a Cayman Island exempted company and wholly owned subsidiary of Purchaser (the “Merger Sub”), to be formed for the sole purpose of merging with and into the Company, shall merge with and into the Company, upon the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the Cayman Islands Companies Act (as revised) (the “Cayman Companies Act”) (the “Acquisition Merger”)；and

F. This Agreement is intended to express a mutual indication of interest in the Transaction (as defined below). The obligations of Parent and the Company to consummate the Transaction is subject to and conditioned upon the negotiation and execution of the Definitive Agreements (as defined below).

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties accordingly agree as follows:

ARTICLE I

DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1 “Action” means any legal or administrative action, suit, claim, investigation, hearing or proceeding or arbitration, including any audit, claim or assessment for Taxes or otherwise.

1.2 “Additional Agreements” mean the Lock-up Agreements, Registration Rights Agreement, Non-disclosure and Non-solicitation Agreements and Non-Compete Agreements.

1.3 “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For avoidance of any doubt, with respect to all periods subsequent to the Closing, Purchaser is an Affiliate of the Company.

1.4 “Anti-Corruption Laws” means any Laws relating to anti-bribery or anticorruption (governmental or commercial), which apply to the business and dealings of the Company Group, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, government employee or commercial entity to obtain or retain business or a business advantage such as, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act 2010, as amended from time to time, and all applicable Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

1.5 “Authority”means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, any relevant stock exchange, or any public, private or industry regulatory authority, whether international, national, federal, state, or local. The term also includes officials, agents, employees or representatives of the entities outlined in this definition.

1.6 “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

1.7 “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in the British Virgin Islands, Cayman Islands, New York and the People’s Republic of China are authorized to close for business.

1.8 “Circular 37” means the Circular of the State Administration of Foreign Exchange on Relevant Issues concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Investments or Financing and in Return Investments via Special Purpose Vehicles (《关于境内居民通过特殊目的公司境外投融资及返程投资外汇管理有关问题的通知》), promulgated by the State Administration of Foreign Exchange of the PRC on July 4, 2014.

1.9 “Closing Payment Shares” means such number of Purchaser Class A Ordinary Shares and Purchaser Class B Ordinary shares equal to $300,000,000, divided by $10.00.

1.10 “Code” means the Internal Revenue Code of 1986, as amended.

1.11 “Company Convertible Notes” means the convertible note issued by the Company that is convertible into the Company securities as disclosed in Section 5.5(c) of the Company Disclosure Schedule.

1.12 “Company Disclosure Schedule” or “Schedule” means the disclosure schedules delivered by the Company to the Purchaser Parties (as defined below) simultaneously with the execution of the Definitive Agreement.

1.13 “Company Ordinary Shares” means Company Class A Ordinary Shares and Company Class B Ordinary Shares.

1.14 “Company Preferred Shares” means the angel round preferred shares, par value US$0.0001 per share, of the Company, Series Pre-A preferred shares, par value US$0.0001 per share, of the Company.

1.15 “Company Shares” means the Company Ordinary Shares and Company Preferred Shares.

1.16 “Company Share Rights” means all options, warrants, rights, or other securities (including debt instruments) to purchase, convert or exchange into Company Ordinary Shares.

1.17 “Contracts” means the Leases and all contracts, agreements, Leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company and/or any of its Subsidiary is a party or by which any of its respective assets are bound, including any entered into by the Company and/or any of its Subsidiary in compliance with Section 7.1 after the Signing Date and prior to the Closing.

1.18 “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled” and “Controlling” shall have the meaning correlative to the foregoing.

1.19 “CSRC” means the China Securities Regulatory Commission.

1.20 “CSRC Archive Rules” means the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies issued by the CSRC, Ministry of Finance of the PRC, National Administration of State Secrets Protection of the PRC, and National Archives Administration of the PRC (effective from March 31, 2023), as amended, supplemented or otherwise modified from time to time.

1.21 “Environmental Laws” shall mean all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

1.22 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.23 “Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

1.24 “Government Official” means (a) any official, officer, employee or representative of, or other individual acting for or on behalf of, any Authority or agency or instrumentality thereof (including any state-owned or controlled enterprise), or any public international organization (as defined in the U.S. Foreign Corrupt Practices Act 1977, as amended from time to time), (b) any political party or party official or candidate for political office or (c) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any person described in the foregoing clause (a) or (b) of this definition.

1.25 “Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

1.26 “Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

1.27 “IFRS” means the International Financial Reporting Standards as in effect issued by the International Accounting Standards Board.

1.28 “IPO” means the initial public offering of Parent pursuant to a prospectus dated November 8, 2024.

1.29 “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs and prepayment and other penalties, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP or IFRS (as defined below), (g) all guarantees by such Person and (h) any agreement to incur any of the same.

1.30 “Intellectual Property Right” means all rights of every kind and nature in and to any trademark, service mark, registration thereof or application for registration therefor, trade name, license, domain names, invention, patent, patent application, trade secret, trade dress, know-how, content and format of content, writings, photographs, drawings, artwork, music (including any musical compositions and master recordings thereof), games, audio-visual works, and any underlying materials thereof (including without limitation any all characters, character names and likenesses, stories, plots, screenplays, teleplays, themes, scenes, photographs and film footage, props, special effects (computer generated or otherwise), film elements, titles, logos, artwork, designs, costumes, costume designs, music, or other material of any kind), copyright, copyrightable materials, copyright registration, application for copyright registration, software programs, data, data bases, u.r.l.s., and any other type of intellectual property, and all embodiments and fixations thereof and related documentation, registrations and franchises and all additions, improvements and accessions thereto (including any renewals and extensions thereof), and with respect to each of the forgoing items in this definition, which is owned or licensed or filed by the Company, or used or held for use in the Business, whether registered or unregistered or domestic or foreign. Without limiting the generality of the foregoing, the Intellectual Property Right shall include, without limitation, all rights of copyright (including all the allied, ancillary, and subsidiary rights), trademark, patent, production, manufacture, recordation, reproduction, transcription, performance, broadcast and exhibition of any art or method now known or hereafter devised.

1.31 “IT Assets” means computers, software, hardware, servers, workstations, routers, hubs, switches, data communications lines, networks and all other information technology equipment and all associated documentation.

1.32 “Investment Management Trust Agreement” means the investment management trust agreement made as of November 12, 2024 by and between the Parent and the Trustee.

1.33 “Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, principle of common law, act, treaty or order of general applicability of any applicable Authority, including rule or regulation promulgated thereunder.

1.34 “Leases” means the leases set forth on Schedule 1.34 attached hereto, together with all fixtures and improvements erected on the premises leased thereby.

1.35 “Liabilities” means any and all liabilities, Indebtedness, claims, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax Liabilities due or to become due.

1.36 “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.37 “Lock-up Agreement” means the agreements in the form to be mutually agreed by the Purchaser Parties and the Company, dated as of the Closing Date.

1.38 “Marketing Approval” means collectively, all approvals of an applicable Authority as necessary to allow for the marketing and sale of services or products in the country concerned.

1.39 “Material Adverse Effect” or “Material Adverse Change” means a material adverse change or a material adverse effect upon on the assets, liabilities, condition (financial or otherwise), prospects, net worth, management, earnings, cash flows, business, operations or properties of the Company and the Business, taken as a whole, whether or not arising from transactions in the ordinary course of business, provided, however, that “Material Adverse Effect” or “Material Adverse Change” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Purchaser Parties; (vi) any matter of which Parent is aware on the

1.40 date hereof; (vii) any changes in applicable Laws or accounting rules (including U.S. GAAP or IFRS) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company, (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), unless any such any event, occurrence, fact, condition or change, shall have a disproportionate effect on the Company and the Business as compared to comparable companies in the same industry.

1.41 “ODI Filings” means the formalities and fillings of overseas direct investment of Chinese enterprises, including but not limited to fulfilling the filing, approval or registration procedures in the development and reform authorities, the competent commercial authorities, and foreign exchange administration authorities and competent banks authorized by such authorities.

1.42 “ODI Shareholders” means Shenzhen Tongmen Talent Management Consulting Partnership (Limited Partnership), a Limited Partnership incorporated in the PRC;and Anji Fenghan Private Equity Investment Fund Partnership (Limited Partnership), a Limited Partnership incorporated in the PRC; and Shanghai Da Lie Yingcai Technology Co., Ltd., a business company incorporated in the PRC; and Shenzhen Youchuang Tongcheng Management Consulting Partnership Enterprise (Limited Partnership), a Limited Partnership incorporated in the PRC.

1.43 “ODI Shares Subscription Agreement” means the shares subscription agreement entered between the Company and the ODI Shareholders.

1.44 “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

1.45 “Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

1.46 “Parent Class A Ordinary Shares” means the class A ordinary shares, no par value, of Parent.

1.47 “Parent Class B Ordinary Shares” means the class B ordinary shares, no par value, of Parent.

1.48 “Parent Disclosure Schedule” means the schedule attached hereto.

1.49 “Parent Ordinary Shares” means the Parent Class B Ordinary Shares and the Parent Class A Ordinary Shares.

1.50 “Parent Rights” means a right to receive one-tenth (1/10) of a Parent Class A Ordinary Share at the closing of the Parent’s initial business combination that was included in the Parent Units sold as part of the Parent’s IPO.

1.51 “Parent Securities” means the Parent Ordinary Shares, Parent Rights, and Parent Units, collectively.

1.52 “Parent Unit” means a unit of the Parent comprised of one Parent Class A Ordinary Share, and one Parent Right.

1.53 “Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to the Purchaser Parties; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company and/or any of its Subsidiaries so encumbered, either individually or in the aggregate, (C) that not resulting from a breach, default or violation by the Company and/or any of its Subsidiaries of any Contract or Law, and (D) the Liens set forth on Schedule 1.34; and (iii) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established in accordance to U.S. GAAP or IFRS and (iv) the Liens set forth on Section 1.52 of the Company Disclosure Schedule).

1.54 “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.55 “Pre-Closing Period” means any period that ends on or before the Closing Date or with respect to a period that includes but does not end on the Closing Date, the portion of such period through and including the day of the Closing.

1.56 “Purchaser Class A Ordinary Shares” means the class A ordinary shares, no par value, of Purchaser.

1.57 “Purchaser Class B Ordinary Shares” means the class B ordinary shares, no par value, of Purchaser.

1.58 “Purchaser Incentive Plan” means the equity incentive plan to be prepared by the Company Group and agreed by the Purchaser and adopted by the Purchaser prior to the Closing;

1.59 “Purchaser Ordinary Shares” means the Purchaser Class B Ordinary Shares and the Purchaser Class A Ordinary Shares. Each such Class B ordinary shares shall have twenty (20) votes, and each such Class A ordinary shares shall have one (1) vote, with certain rights and privileges set forth in the amended and restated Memorandum and Articles of Association of the Surviving Corporation.

1.60 “Purchaser Securities” means the Purchaser Ordinary Shares, Purchaser Rights, and Purchaser Units, collectively.

1.61 “Purchaser Unit” means a unit of the Purchaser comprised of one Purchaser Class A Ordinary Share and one Purchaser Right.

1.62 “Service” means any services, access to facilities, personnel, equipment, Software and hardware and other assistance that were provided, offered, marketed, sold and/or distributed by the Company or a Subsidiary of the Company, or regarding which the Company or a Subsidiary of the Company has rights, and including any such service that has received Marketing Approval.

1.63 “Service Provider” means any employee, officer, director, individual independent contractor or individual consultant of the Company or any Company Subsidiary.

1.64 “Software” means all computer software, applications, and programs (and all versions, releases, fixes, patches, upgrades and updates thereto, as applicable), including software compilations, development tools, compilers, files, scripts, manuals, design notes, programmers’ notes, architecture, application programming interfaces, mobile applications, algorithms, data, databases, and compilations of data, comments, user interfaces, menus, buttons, icons, as well as any foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof, in each case, whether in source code, object code or human readable form.

1.65 “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.66 “Registration Rights Agreement” means the agreement governing the resale of the Closing Payment Shares.

1.67 “SAFE” means the State Administration of Foreign Exchange of the PRC.

1.68 “SAFE Rules and Regulations” means, collectively, Circular 37 and any other applicable SAFE rules and regulations, as amended and supplemented from time to time.

1.69 “SEC” means the Securities and Exchange Commission.

1.70 “Securities Act” means the Securities Act of 1933, as amended.

1.71 “Shareholder” means the shareholders of the Company.

1.72 “Sponsor” means A SPAC III (Holdings) Acquisition Corp, a British Virgin Islands business company.

1.73 “Subsidiary” or “Subsidiaries” means, with respect to any given Person, any other Person (i) that has at least fifty percent (50%) of the capital stock or share capital or other equity or voting securities are Controlled or owned, directly or indirectly, by such given Person, (ii) the management of which is otherwise Controlled by such given Person, or (iii) the financial statements of which are otherwise consolidated with those of such given Person under the U.S. GAAP or IFRS.

1.74 “Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by the Company and other tangible property, including the items listed on Schedule 5.14.

1.75 “Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

1.76 “Taxing Authority” means the Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.77 “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

1.78 “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.79 “$”means U.S. dollars, the legal currency of the United States.

Defined Term	Section
Acquisition Merger	Recitals
Acquisition Intended Tax Treatment	3.7
Act	4.2(c)
Agreement	Preamble
Anti-Money Laundering Laws	5.33
Arbitrator	12.1(a)
Articles of Merger	2.2
Balance Sheet Date	5.11(c)
BVI Law	2.1
BVI Plan of Merger	2.2
Cayman Companies Act	Recitals
Change of Control Transaction	13.3
Closing	3.2
Closing Date	3.2
Company	Preamble
Company Disclosure Schedule	1.12
Company Filing Documents	5.18(c)
Company Group Consent	5.10
Company Shares	5.5(a)
D&O Indemnified Persons	7.7(a)
D&O Tail Insurance	7.7(b)
Dissenting Shareholders	4.1(b)
Dissenting Shares	4.1(b)
Effective Time	3.2
Employment Agreements	8.4
Excluded Shares	4.1(d)
Extension	9.7
Financial Statements	5.11(a)
Financing Agreements	8.5
Government Contract	5.35
Governmental Approval	5.3
Indemnified Party	11.1
Indemnifying Party	11.1
IPO Prospectus	14.16

Key Personnel	5.23(a)
Labor Agreements	5.24(a)
Licensed Intellectual Property Rights	5.19(b)
Material Contract	5.16(a)
Merger Sub	Preamble
Merger Sub Ordinary Shares	6.7(c)
Parent	Preamble
Parent Dissenting Shareholder	2.10
Parent Dissenting Shares	2.10
Parent Excluded Shares	2.6(e)
Parent SEC Documents	6.12(a)
Parent Shareholder Approval Matters	9.5(a)
Parent Shares Redemption	9.5(a)
Parent Special Meeting	9.5(a)
Permits	5.17(a)
Personal Information	5.18(b)
Plan of Merger	3.2
Purchaser	Preamble
Purchaser Parties	ARTICLE V
Proxy Statement	9.5(a)
Registration Statement	9.5(a)
Reincorporation Effective Time	2.2
Reincorporation Intended Tax Treatment	2.9
Reincorporation Merger	Recitals
Reincorporation Surviving Corporation	2.1
Required Parent Shareholder Approval	10.1(e)
Requisite Company Vote	5.2
Safety Notices	5.17(b)
Sanctions	5.33
Securities	5.5(b)
Signing Date	Preamble
Surviving Corporation	3.1
Surviving Provisions	13.4
Trustee	6.9
Trust Account	6.9
Trust Fund	6.9

ARTICLE II

REINCORPORATION MERGER

2.1 Reincorporation Merger. At the Reincorporation Effective Time (as defined in Section 2.2 below), and subject to and upon the terms and conditions of the Definitive Agreement, and in accordance with the applicable provisions of BVI Business Companies Act, as amended (“BVI Law”), Parent shall be merged with and into Purchaser, the separate corporate existence of Parent shall cease and Purchaser shall continue as the surviving company in the Reincorporation Merger under the BVI Law. Purchaser as the surviving company after the Reincorporation Merger is hereinafter sometimes referred to as the “Reincorporation Surviving Corporation”.

2.2 Reincorporation Effective Time. The Parent and the Purchaser shall cause the Reincorporation Merger to be consummated by filing the articles of merger (the “Articles of Merger”) and the plan of merger (the “BVI Plan of Merger”) (and other documents required by BVI Law) with the Registrar of Corporate Affairs in the British Virgin Islands, in accordance with the relevant provisions of BVI Law (the time of such filings, or such later time, not exceeding 30 days, as specified in the Articles of Merger, being the “Reincorporation Effective Time”).

2.3 Effect of the Reincorporation Merger. At the Reincorporation Effective Time, the effect of the Reincorporation Merger shall be as provided in the Definitive Agreement, the Articles of Merger, the BVI Plan of Merger and the applicable provisions of BVI Law. Without limiting the generality of the foregoing, and subject thereto, at the Reincorporation Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Purchaser and the Parent shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Reincorporation Surviving Corporation, which shall include the assumption by the Reincorporation Surviving Corporation of any and all agreements, covenants, duties and obligations of the Purchaser and the Parent set forth in the Definitive Agreement to be performed after the Reincorporation Effective Time, and all securities of the Reincorporation Surviving Corporation issued and outstanding as a result of the conversion under Sections 2.6(a) through 2.6(c) hereof shall be listed on the public trading market on which the Parent Units were trading prior to the Reincorporation Merger.

2.4 Memorandum and Articles of Association. At the Reincorporation Effective Time, the amended and restated memorandum and articles of association of the Parent, as in effect immediately prior to the Reincorporation Effective Time, shall cease and the memorandum and articles of association of Purchaser shall be the memorandum and articles of association of the Reincorporation Surviving Corporation, except that such memorandum and articles shall be amended and restated and as so amended and restated, shall be the memorandum and articles of association of the Reincorporation Surviving Corporation and thereafter amended in accordance with their terms, the Organizational Documents of the Reincorporation Surviving Corporation as provided by Law.

2.5 Directors and Officers of the Reincorporation Surviving Corporation. Immediately after the Reincorporation Effective Time and prior to the Closing, the officer and the board of directors of the Reincorporation Surviving Corporation shall be constituted by the same persons as the officers and board of directors of the Parent immediately prior to the Reincorporation Effective Time.

2.6 Effect on Issued Securities of Parent.

(a) Conversion of Parent Ordinary Shares. At the Reincorporation Effective Time, every issued and outstanding Parent Class A Ordinary Share (other than the Parent Excluded Shares and the Parent Dissenting Shares) shall be converted automatically into one Purchaser Class A Ordinary Share. At the Reincorporation Effective Time, all Parent Class A Ordinary Shares shall cease to be issued and shall automatically be canceled and retired and shall cease to exist. The holders of issued Parent Class A Ordinary Shares immediately prior to the Reincorporation Effective Time, as evidenced by the register of members of the Parent, shall cease to have any rights with respect to such Parent Class A Ordinary Shares, except as provided herein or by Law. From and after the Reincorporation Effective Time, each certificate or book entry position that evidenced Parent Class A Ordinary Shares immediately prior to the Reincorporation Merger shall entitle the holder only to the applicable number of Purchaser Class A Ordinary Shares into which such certificate or book entry position is convertible according to this Section 2.6(a). Upon surrender of each certificate (if any) previously evidencing Parent Class A Ordinary Shares, such certificate shall be exchanged for a certificate representing the same number of applicable Purchaser Class A Ordinary Shares. At the Reincorporation Effective Time, the one (1) issued and outstanding Parent Class B Ordinary Share shall cease to be issued and shall automatically be canceled and retired and shall cease to exist.

(b) Parent Units. At the Reincorporation Effective Time, every issued and outstanding Parent Unit shall be separated automatically into its constituent securities, which shall be converted automatically into securities of Purchaser in accordance with Section 2.6(a), (c) or (d), as applicable. At the Reincorporation Effective Time, all Parent Units shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of issued Parent Units immediately prior to the Reincorporation Effective Time shall cease to have any rights with respect to such Parent Units, except as provided herein or by Law. Upon surrender of each certificate (if any) previously evidencing Parent Units, such certificate shall be exchanged for certificates representing the applicable number of Purchaser Class A Ordinary Shares.

(c) Parent Rights. At the Reincorporation Effective Time, every issued and outstanding Parent Right shall be converted automatically into one-tenth (1/10) of one Purchaser Class A Ordinary Share, in accordance with the terms thereof. At the Reincorporation Effective Time, all Parent Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of issued Parent Rights immediately prior to the Reincorporation Effective Time, as evidenced by the register of rights holders, shall cease to have any rights with respect to such Parent Rights, except as provided herein or by Law. From and after the Reincorporation Effective Time, each certificate or book entry position that evidenced Parent Rights immediately prior to the Reincorporation Merger shall entitle the holder only to the applicable number of Purchaser Class A Ordinary Share into which such certificate or book entry position is convertible according to this Section 2.6(c) and 2.6(a). Upon surrender of each certificate (if any) previously evidencing Parent Rights, such certificate shall be exchanged for a certificate representing the applicable number of Purchaser Class A Ordinary Shares.

(d) Cancellation of Parent Ordinary Shares Owned by Parent. At the Reincorporation Effective Time, if there are any Parent Ordinary Shares that are owned by the Parent as treasury shares or any Parent Ordinary Shares owned by any Subsidiary of the Parent immediately prior to the Reincorporation Effective Time (collectively, the “Parent Excluded Shares”), such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(e) Transfers of Ownership. If any certificate for securities of Purchaser is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such Tax has been paid or is not payable.

(f) No Liability. Notwithstanding anything to the contrary in this Section 2.6, none of the Reincorporation Surviving Corporation, Parent or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Fractional Shares. No certificates or scrip representing fractional shares of Purchaser Ordinary Share will be issued pursuant to the Reincorporation Merger and each holder of Parent Securities who would otherwise be entitled to a fraction of a share of Purchaser Ordinary Share at any time of Parent Ordinary Shares are distributed to any such Person pursuant to the Definitive Agreement (after aggregating all fractional shares that otherwise would be received by such holder in connection with such distribution) shall receive from Purchaser, in lieu of such fractional share, one (1) share of Purchaser Class A Ordinary Share.

2.7 Surrender of Securities. All securities issued in exchange for Parent Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Parent Securities shall also apply to the Purchaser Securities so issued in exchange.

2.8 Lost Stolen or Destroyed Certificates. In the event any certificates for any Parent Securities shall have been lost, stolen or destroyed, the Purchaser shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 2.7; provided, however, that the Reincorporation Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Reincorporation Surviving Corporation with respect to the certificates alleged to have been lost, stolen or destroyed.

2.9 Section 368 Reorganization. For U.S. federal income tax purposes, the Reincorporation Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code (the “Reincorporation Intended Tax Treatment”). The parties to this Agreement hereby agree to (i) adopt the Definitive Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (iii) agree to file all Tax and other informational returns on a basis consistent with such characterization, unless required to do otherwise pursuant to a final determination as defined in Section 1413(a) of the Code (or pursuant to any similar provision of applicable state, local or foreign Law). Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Reincorporation Merger as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Reincorporation Effective Time has or may have on any such reorganization status. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Reincorporation Merger is determined not to qualify as a reorganization under Section 368 of the Code.

2.10 Dissenter’s Rights. No Person who has validly exercised their dissenters’ rights pursuant to Section 179 of the BVI Law (each a “Parent Dissenting Shareholder”) shall be entitled to receive the securities of Purchaser in accordance with Section 2.6(a) or 2.6(c)(d), as applicable with respect to the securities of Parent owned by such Person (“Parent Dissenting Shares”) unless and until such Person shall have effectively withdrawn or lost such Person’s dissenters’ rights under BVI Law. Each Parent Dissenting Shareholder shall be entitled to receive only the payment resulting from the procedure in Section 179 of BVI Law with respect to the Parent Dissenting Shares owned by such Parent Dissenting Shareholder. The Purchaser shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Purchaser relating to any Parent Dissenting Shareholder’s rights of dissent and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under BVI Law. The Purchaser shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

2.11 Taking of Necessary Action; Further Action. If, at any time after the Reincorporation Effective Time, any further action is necessary or desirable to carry out the purposes of the Definitive Agreement and to vest the Reincorporation Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Parent and Purchaser, the officers and directors of Parent and Purchaser are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with the Definitive Agreement.

ARTICLE III

ACQUISITION MERGER

3.1 Acquisition Merger. Upon and subject to the terms and conditions set forth in the Definitive Agreement, on the Closing Date (as defined in Section 3.2), concurrently with the Reincorporation Merger, and in accordance with the applicable provisions of Cayman Companies Act, Merger Sub shall be merged with and into the Company. Following the Acquisition Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Acquisition Merger (the “Surviving Corporation”) under the Laws of the Cayman Islands and become a wholly owned subsidiary of the Purchaser.

3.2 Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with Article XII, the closing of the Acquisition Merger (the “Closing”) shall take place concurrently with the Reincorporation Merger at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York at 10:00 a.m. (New York time) on a date no later than five (5) Business Days after the satisfaction or (if permissible) waiver of all the conditions set forth in Article X (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of those conditions), or at such other place and time as the Company and the Purchaser Parties may mutually agree upon in writing. The parties may participate in the Closing via electronic means by the mutual exchange of electronic signatures (including portable document format (.PDF) and Verisign). The date on which the Closing occurs is hereinafter referred to as the “Closing Date”. Subject to the provisions of the Definitive Agreement, at the Closing, the parties hereto shall execute a plan of merger (the “Plan of Merger”) in form and substance acceptable to the Merger Sub and the Company and the parties hereto shall cause the Acquisition Merger to be consummated by filing the Plan of Merger (and other documents required by Cayman Companies Act) with the Registrar of Companies in the Cayman Islands in accordance with the relevant provisions of Cayman Companies Act. The Acquisition Merger shall become effective at the time when it is registered by the Registrar of Companies (or such later time as may be agreed in writing by the Company and Purchaser and specified in the Plan of Merger, being not more than the 90th day after the date of such registration) in accordance with the Cayman Companies Act (the “Effective Time”).

3.3 Board of Directors. Immediately after the Closing, the Reincorporation Surviving Corporation’s board of directors shall consist of 5 directors, 3 of which will be executive directors designated by the Company prior to the Closing, two (2) of which will be designated by the Company to serve as independent directors in accordance with Nasdaq requirements. The Reincorporation Surviving Corporation’s board of directors will comply with the requirements of Nasdaq.

3.4 Effect of the Acquisition Merger

(a) At the Effective Time, the Effect of the Acquisition Merger shall be as provided in this Agreement, the Definitive Agreement, the Plan of Merger and the applicable provisions of Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of the Merger Sub and the Company set forth in the Definitive Agreement to be performed after the Effective Time.

3.5 Memorandum and Articles of Association of the Surviving Corporation. At the Effective Time, the memorandum and articles of association of the Merger Sub, as in effect immediately prior to the Effective Time, shall cease and the memorandum and articles of the Company shall be the memorandum and articles of association of the Surviving Corporation until thereafter amended in accordance with their terms, the Organizational Documents of the Surviving Corporation and as provided by Law.

3.6 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of the Definitive Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Merger Sub and the Company, the officers and directors of the Merger Sub and the Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

3.7 Section 368 Reorganization. For U.S. Federal income tax purposes, the Acquisition Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code (the “Acquisition Intended Tax Treatment”). The parties to this Agreement hereby agree to (i) adopt the Definitive Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (iii) agree to file all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Acquisition Merger as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Acquisition Merger is determined not to qualify as a reorganization under Section 368 of the Code.

ARTICLE IV

CONSIDERATION

4.1 Conversion of Capital.

(a) Conversion of Company Shares. At the Effective Time, by virtue of the Acquisition Merger and without any action on the part of the Parent, Purchaser, the Merger Sub, the Company or the Shareholders of the Company, (i) the Convertible Instruments and (ii) each Company Shares issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares and Dissenting Shares, each as defined below) shall be canceled and automatically converted into the right to receive, without interest, the applicable portion of the Closing Payment Shares for such number of Company Shares (the “Applicable Per Share Merger Consideration”). For avoidance of any doubt, each Shareholder of the Company will cease to have any rights with respect to the Company Shares, except the right to receive the Applicable Per Share Merger Consideration.

(b) Dissenting Shares. Each Company Share (the “Dissenting Shares”) owned by holders of Company Shares who have validly exercised and not effectively withdrawn or lost their rights to dissent from the Acquisition Merger pursuant to Cayman Companies Act (the “Dissenting Shareholders”) shall thereafter represent only the right to receive the applicable payments set forth in Section 4.3, unless and until such Dissenting Shareholder effectively withdraws its demand for, or loses its rights to, dissent from the Acquisition Merger pursuant to Cayman Companies Act with respect to any Dissenting Shares.

(c) Share Capital of Merger Sub. The Merger Sub Ordinary Share that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Acquisition Merger and without further action on the part of the sole shareholder of Merger Sub, be converted into and become one ordinary share of the Surviving Corporation (and such share of the Surviving Corporation into which the ordinary share of Merger Sub is so converted shall be the only share of the Surviving Corporation that is issued and outstanding immediately after the Effective Time).

(d) Treatment of Certain Company Ordinary Share. At the Effective Time, all Company Shares that are owned by the Company (as treasury shares or otherwise) or any of its direct or indirect Controlled Subsidiaries as of immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall be automatically canceled and extinguished without any conversion or consideration delivered in exchange thereof.

(e) No Liability. Notwithstanding anything to the contrary in this Section 4.1, none of Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Surrender of Certificates. All securities issued upon the surrender of Company Shares in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of such Company Ordinary Shares shall also apply to the Closing Payment Shares so issued in exchange.

(g) Lost, Stolen or Destroyed Certificates. In the event any certificates for any Company Share shall have been lost, stolen or destroyed, the Purchaser shall cause to be issued in exchange for such lost, stolen or destroyed certificates and for each such share, upon the making of an affidavit of that fact by the holder thereof; provided, however, that Purchaser may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Purchaser with respect to the certificates alleged to have been lost, stolen or destroyed.

(h) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding securities of the Company, the Parent Ordinary Shares or the Purchaser Ordinary Shares shall occur (other than the issuance of additional shares of the Company or Purchaser or Parent as permitted by this Agreement), including by reason of any reclassification, recapitalization, share split (including a reverse share split), or combination, exchange, readjustment of shares, or similar transaction, or any share dividend or distribution paid in shares, the Closing Payment Shares and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit Parent, Purchaser or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

4.2 Payment of Merger Consideration.

(a) Upon and subject to the terms and conditions of the Definitive Agreement, on the Closing Date, the Purchaser shall issue to the Shareholders an aggregate of 30,000,000 Closing Payment Shares.

(b) No certificates or scrip representing fractional Purchaser Ordinary Shares will be issued pursuant to the Acquisition Merger, and Such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Purchaser.

(c) Legend. Each certificate issued pursuant to the Acquisition Merger to any holder of Company Shares shall bear the legend set forth below, or legend substantially equivalent thereto, together with any other legends that may be required by any securities laws at the time of the issuance of the Purchaser Ordinary Shares:

THE ORDINARY SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT OR (II) THE ISSUER OF THE ORDINARY SHARES HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

4.3 Dissenter’s Rights

(a) No person who has validly exercised their dissenters’ rights pursuant to Cayman Companies Act shall be entitled to receive the Applicable Per Share Merger Consideration with respect to the Dissenting Shares owned by such Dissenting Shareholder unless and until such Dissenting Shareholder shall have effectively withdrawn or lost their dissenters’ rights under the Cayman Companies Act. Each Dissenting Shareholder shall be entitled to receive only the payment resulting from the procedure set forth in Cayman Companies Act with respect to the Dissenting Shares owned by such Dissenting Shareholder. The Company shall give the Purchaser (i) prompt notice of any notices of objection, notices of dissent, written demands for appraisal, demands for fair value, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to any Dissenting Shareholder’s rights of dissent under Cayman Companies Act and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the Cayman Companies Act. The Company shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(b) In the event that any written notices of objection to the Acquisition Merger are served by any shareholders of the Company pursuant section 238(2) of the Cayman Companies Act, the Company shall serve written notice of the authorization and approval of the Definitive Agreement, the Plan of Merger and the Acquisition Merger on such shareholders pursuant to section 238(4) of the Cayman Companies Act within twenty (20) days of obtaining the Requisite Company Vote (as defined below), provided, that prior to serving any such notice, the Company shall consult with the Purchaser with respect to such notice and shall afford the Purchaser a reasonable opportunity to comment thereon.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules to be delivered by the Company to the Purchaser Parties (as defined below) simultaneously with the execution of the Definitive Agreement, the Company hereby represent and warrant to the Parent, Purchaser and Merger Sub (collectively, “Purchaser Parties”) that each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any reference to numbered and lettered paragraphs and sub-paragraphs of this ARTICLE V to which the particular schedule relates is for the sake of convenience only. However, each such disclosure (whether directly or by reference to any document or other source) shall be taken as referring to each and every paragraph of ARTICLE V to which it can reasonably be expected to relate, and not only to the numbered and lettered paragraphs and sub-paragraphs to which it has been specified as relating to. For the avoidance of doubt, unless the context otherwise required, the below representations and warranties relate to the Company on a consolidated basis with its Subsidiaries.

5.1 Corporate Existence and Power. The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and its Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each member of the Company Group has all requisite power and authority, corporate and otherwise, and has all material Permits, governmental licenses, franchises, authorizations, consents and approvals necessary and required to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each member of the Company Group is duly licensed, qualified or authorized to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing, qualification or authorization necessary. None of the members of the Company Group is in violation of any provisions of its Organizational Documents. Section 5.1 of the Disclosure Schedule lists all jurisdictions in which any member of the Company Group is qualified to conduct the Business.

5.2 Authorization. The Company Group has all the requisite power and authority to execute and deliver this Agreement and each Additional Agreement to which it is a party and to perform all its obligations hereunder and thereunder and to consummate the Acquisition Merger and the transactions contemplated hereby and thereby. The execution, delivery and performance by each Company Group of this Agreement and the Additional Agreements to which it is a party and the consummation by each Company Group of the transactions contemplated hereby and thereby are within the corporate powers of such Company Group and have been duly authorized by all necessary action on the part of such Company Group (including the board of directors of the Company).

5.3 Governmental Authorization. Neither the execution, delivery nor performance by the Company Group of this Agreement or any Additional Agreements to which it is a party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority as of the date of this Agreement, except for the ODI Filings referred to in Section 8.3, CSRC filings and applicable filings with the SEC.

5.4 Non-Contraventions

5.80. None of The execution, delivery or performance by the Company Group of this Agreement or any Additional Agreements to which it is a party does or will (a) contravene or conflict with the Organizational or constitutive Documents of the Company Group, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company Group, (c) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Group or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which the Company Group are entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Company Group or by which any of the Company Ordinary Share, or any of the Company Group’s assets is or may be bound or any Permit, or (d) result in the creation or imposition of any Lien on any of the Company Ordinary Shares, (e) cause a loss of any material benefit relating to the Business to which the Company Group are entitled under any provision of any Permit or Contract binding upon the Company Group, or (f) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Group’s material assets, in the cases of (a) to (d), other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

5.5 Capital Structure

(a) Share Capital. The capital of the Company is $50,000 divided into 500,000,000 shares of a nominal or par value $0.0001 each (the “Company Ordinary Share”) of which (i) 89,577,708 Company Ordinary Shares are issued and outstanding as of the date hereof, (ii) 11,112,000 angel preferred shares, par value US$0.0001 per share, of which 11,112,000 are issued and outstanding as of the date hereof; (iii) 13,035,486 Series Pre-A preferred shares, par value US$0.0001 per share, of which 13,035,486 are issued and outstanding as of the date hereof; and (iv) 1,092,325 Series Pre-IPO ordinary shares, par value US$0.0001 per share, of which 1,092,325 are issued and outstanding as of the date hereof. 11,112,000 Company Shares are held in its treasury. Except as set forth in the Company Disclosure Schedule, all of the issued and outstanding Company Ordinary Shares have been duly authorized and validly issued, are fully paid and non-assessable, and are not subject to any preemptive rights or have been issued in violation of any preemptive or similar rights of any Person. The only Company Ordinary Shares that will be issued and outstanding immediately after the Closing will be the Company Ordinary Shares owned by the Purchaser. No other class in the share capital of the Company is authorized or issued or outstanding.

(b) Except as set forth on Schedule 5.5(b), there are no: outstanding shares of capital share or share capital of, or other equity or voting interest in, the Company or any of its Subsidiaries; (ii) outstanding securities of the Company or any of its Subsidiaries (including debt securities) convertible into or exchangeable for shares of capital share or share capital of, or other equity or voting interest in, the Company or any of its Subsidiaries; (iii) outstanding Company Share Rights; (iv) outstanding subscriptions, options, warrants, rights (including phantom stock rights), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of, or that obligate the Company or any of its Subsidiaries to register, or that restrict the transfer or voting of, any capital share or share capital of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital share or share capital of, or other equity or voting interest in, the Company or any of its Subsidiaries; (v) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital share or share capital of, or other equity or voting interest (including any voting debt) in, the Company or any of its Subsidiaries (the items in clauses (i), (ii), (iii), (iv) and (v), together with the share capital of the Company, being referred to collectively as “Securities”); (vi) Contracts, calls, subscriptions, preemptive rights, arrangements, understandings or other commitments of any kind with respect to any of the Securities, including any voting trust, other voting agreement or proxy with respect thereto; (vii) disputes, controversies, demands or claims as to any of the Securities; and (viii) Contracts requiring the Company or any of its Subsidiaries to acquire any equity interest of any other Person.

5.6 Charter Documents. Copies of Organizational Documents of each member of the Company Group have heretofore been made available to the Purchaser Parties, and such copies are each accurate and complete copies of such instruments as amended and in effect on the date hereof. Neither the Company nor any Subsidiary of the Company has taken any action in violation of its Organizational Documents.

5.7 Corporate Records. Since January 1, 2023, all proceedings of the board of directors and stockholders or shareholders of each member of the Company Group in relation to material transactions and material corporate matters of such Company Group (as applicable) are properly conducted in accordance with the Organizational Documents of such Company Group (as applicable). All material transactions and material corporate matters of the Company Group are duly approved by the board of directors and/or stockholders or shareholders of each member of the Company Group in accordance with the Organizational Documents of such Company Group (as applicable). All register of members and all proceedings of the board of directors and stockholders or shareholders of each member of the Company Group occurring since January 1, 2023 (and with respect to the Company, since its date of incorporation), and all consents to material actions taken thereby, are maintained in the ordinary course consistent with past practice. The register of members or the equivalent documents of the Company Group are complete and accurate. The register of members or the equivalent documents and minute book records of the Company Group relating to all issuances and transfers of stock or share by each member of the Company Group, and all proceedings of the board of directors, including committees thereof, and stockholders or shareholders of each member of the Company Group since January 1, 2023 , have been made available to the Purchaser Parties, and are true, correct and complete copies of the original register of members or the equivalent documents and minute book records of the Company Group.

5.8 [Reserved]

5.9 Subsidiaries

(a) Schedule 5.9(a) sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary, its jurisdiction of organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity interests and the record holders thereof. Other than as set forth in the Company Disclosure Schedule, all of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, duly registered, fully paid, and non-assessable (if applicable), were offered, sold and delivered in material compliance with all applicable securities Laws, and are owned by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents); (ii) there are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary; (iii) there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any shares or other equity interests in or of any Subsidiary of the Company; (iv) there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company; (v) except as set forth on Schedule 5.9(a), no Subsidiary of the Company has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law; (vi) except for the equity interests of the Subsidiaries listed on Schedule 5.9(a), the Company does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of, or otherwise Control, any Person; (vii) none of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement, and (viii) except as set forth on Schedule 5.9(a), there are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) HDEDUCATION HOLDING GROUP LIMITED is the legal and beneficial owner of one hundred percent (100%) of the issued and outstanding equity interests of the WFOE. There are no outstanding options, warrants, rights (including conversion rights, preemptive rights, rights of first refusal or similar rights) or agreements to purchase or acquire any equity interest, or any securities convertible into or exchangeable for an equity interest, of the WFOE.

(c) The capital and organizational structure of the WFOE and each Subsidiary (each, a “PRC Subsidiary”) are valid and in full compliance with the applicable PRC Laws. Except as set forth on Schedule 5.9(c), the registered capital of each PRC Subsidiary has been fully paid up in accordance with the schedule of payment stipulated in its Organizational Documents, approval documents, certificates of approval and legal person business license (collectively, the “PRC Establishment Documents”) and in compliance with applicable PRC Laws. The PRC Establishment Documents of each PRC Subsidiary has been duly approved and filed in accordance with the laws of the PRC and are valid and enforceable. There are no disputes, controversies, demands or claims as to equity securities of each PRC Subsidiary. The business scope specified in the PRC Establishment Documents complies in all material respects with the requirements of all applicable PRC Laws, and the operation and conduct of business by, and the term of operation of the PRC Subsidiary in accordance with the PRC Establishment Documents is in compliance in all material respects with applicable PRC Laws.

5.10 Consents. Except for Contracts listed on Section 5.10 of the Company Disclosure Schedule, there are no Contracts binding upon the Company Group or by which any of the Company Ordinary Share, or any of the Company Group’s assets are bound, require a consent, approval, authorization, order or other action of or filing with any Person (other than the Company Group or its shareholders) as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Group Consent”).

5.11 Financial Statements

(a) Schedule 5.11 includes the audited consolidated financial statements of the Company as of and for the fiscal years ended June 30, 2023 and 2024, consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve (12) month periods ended on such dates, and the audited consolidated cash flow statements for the twelve (12) month periods ended on such dates, audited in accordance with the requirements of the Public Company Accounting Oversight Board (collectively, the “Financial Statements”).

(b) The Financial Statements are complete and accurate and fairly present in all material respects, in conformity with its applicable accounting standards applied on a consistent basis in all material respects, the financial position of the Company Group as of the dates thereof and the results of operations of the Company Group for the periods reflected therein. The Financial Statements (i) were prepared from the Books and Records of the Company and its Subsidiaries; (ii) were prepared on an accrual basis in accordance with its applicable accounting standards consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to the Company and its Subsidiaries with respect to the periods then ended.

(c) Except as specifically disclosed, reflected or fully reserved against on the Financial Statements, and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since June 30, 2024 (the “Balance Sheet Date”), there are no material Liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise), or any material “off-balance sheet arrangements” relating to the Company. All material debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP or IFRS on the Financial Statements are included therein.

(d) The Financial Statements accurately reflects in all material respects the outstanding Indebtedness of the Company and its Subsidiaries as of the date thereof. Except as set forth on Schedule 5.11, the Company does not have any material Indebtedness.

5.12 Books and Records. All Contracts, documents, and other papers or copies thereof delivered to the Purchaser Parties by or on behalf of the Company Group are accurate, complete, and authentic.

(a) The Books and Records accurately and fairly, in all material respects, reflect the transactions and dispositions of assets of and the providing of services by each member of the Company Group. The Company Group maintains a system of internal accounting controls sufficient to provide reasonable assurance that:

(i) transactions are executed only in accordance with the respective management’s authorization;

(ii) all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company Group, as permitted by U.S. GAAP or IFRS;

(iii) access to assets is permitted only in accordance with the respective management’s authorization; and

(iv) recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(b) All accounts, books and ledgers of the Company Group have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(c) Since June 30, 2022, neither the Company nor any Subsidiary of the Company has received any written or, to the actual knowledge of the Company, oral allegation, assertion or claim with respect to accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company, or unlawful accounting or auditing matters with respect to the Company or any Subsidiary of the Company.

(d) Since June 30, 2022, no internal investigations with respect to accounting, auditing or revenue recognition have been conducted by the Company or any Subsidiary of the Company.

5.13 Absence of Certain Changes. Since the Balance Sheet Date, except as set forth on Section 5.13 of the Company Disclosure Schedule or contemplated by this Agreement, any Additional Agreements or in connection with the transactions contemplated hereby and thereby, (a) the Company Group has conducted the Business in the ordinary course consistent with past practices; (b) there has not been any Material Adverse Effect; and (c) the Company Group has not taken any action which would have violated the covenants of the Company Group set forth in Section 7.1 Reference source not found. herein, nor to the actual knowledge of the Company Group, has any such event which would have violated the covenants of the Company Group set forth in Section 7.1 occurred.

5.14 Properties; Title to the Company Group’s Assets

(a) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the items of Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto; and All of the Tangible Personal Property is in the control of the Company or its employees.

(b) The Company Group has good, valid and marketable title in and to, or in the case of the Leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Financial Statements or acquired after Balance Sheet Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. No such asset is subject to any Liens other than Permitted Liens. Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company Group’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, for the Company Group to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted. No assets (whether real or personal, tangible or intangible, and including any trademark, trade name, license, domain names, invention, patent, trade secret, trade dress, copyright, software programs, databases, trade secrets and know-how) used by the Company Group to carry out its business as now conducted are held or sub-licensed by the Company Group’s Affiliates (other than the Company Group) or other related parties.

5.15 Litigation. Except as set forth on Schedule 5.15, (i) there is no Action (or any basis therefore) pending against, or to the actual knowledge of the Company Group threatened against or affecting, the Company Group, any of its Key Personnel (as defined below), the Business, or any Company Ordinary Shares, or any of the Company Group’s assets or any Contract before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; (ii) there are no outstanding judgments against the Company Group that would reasonably to be expected to, individually or in the aggregate, have a Material Adverse Effect on the ability of the Company to enter into and perform its obligations under this Agreement; and (iii) each member of the Company Group is not, and has not been in the past two (2) years, subject to any proceeding with any Authority, other than as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Authority has commenced or to the actual knowledge of the Company Group, threatened to initiate any Action against the Company Group to enjoin the marketing, sale, offer, distribution or provision of any Service.

5.16 Contracts

(a) Section 5.16(a) of the Company Disclosure sets forth a complete and accurate list of all Material Contracts. True, correct and complete copies of such Material Contracts have been delivered to or made available to Parent or its Representatives. Any Contract, oral or written to which the Company Group is a party or is bound by falling within the following categories is a “Material Contract”:

(i) all Contracts that require annual payments or expenses by, or annual payments or income to, the Company Group of $250,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company Group in excess of $250,000 annually;

(iii) all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of the Company Group or other Person, under which the Company Group (A) has continuing obligations for payment of annual compensation of at least $200,000 (other than oral arrangements for at-will employment), (B) has material severance or post termination obligations to such Person, or (C) has an obligation to make a payment upon consummation of the Transactions or as a result of a change of control of the Company Group;

(iv) all Contracts creating a material joint venture, strategic alliance, limited liability company and partnership agreements to which the Company Group is a party;

(v) all Contracts relating to any material acquisitions or dispositions of assets by the Company Group in excess of $ 250,000;

(vi) all Contracts for material licensing agreements, including Contracts licensing Intellectual Property Rights, other than (i) “shrink wrap” licenses, and (ii) non-exclusive licenses granted in the ordinary course of business;

(vii) all Contracts relating to material secrecy, confidentiality and nondisclosure agreements substantially limiting the freedom of the Company Group to compete in any line of business or with any Person or in any geographic area;

(viii) all Contracts relating to material patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other material Intellectual Property Rights of the Company Group;

(ix) all Contracts providing for material guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company Group, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;

(x) all Contracts with or pertaining to the Company Group to which any 10% Shareholder is a party;

(xi) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company Group holds a leasehold interest (including the Leases) and which involve payments to the lessor thereunder in excess of $100,000 per month;

(xii) all Contracts relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit, except any such Contract with an aggregate outstanding principal amount not exceeding $250,000;

(xiii) any Contract materially prohibiting or restricting in any respect the ability of any Company Group to engage in any business, to solicit any potential customer, or to operate in any geographical area (including the ability to compete in any line of business or with any Person or in any geographic area)

(xiv) any Contract relating to the voting or control of the equity interests of the Company Group or the election of directors of the Company (other than the Organizational Documents of the Company Group);

(xv) any Contract that can be terminated, or the provisions of which are altered, as a result of the consummation of the transactions contemplated by this Agreement or any of the Additional Agreements to which the Company Group is a party; and

(xvi) any Contract with any Authority, including, without limitation, any Contract relating to a settlement, conciliation or similar agreement with any Authority pursuant to which any Company Group would have any material outstanding obligation as of the date hereof

(xvii) any Contract for which any of the benefits, compensation or payments (or the vesting thereof) with respect to a director, officer, employee or consultant of a member of Company Group will be increased or accelerated by the consummation of the Transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the Transactions contemplated by this Agreement.

(b) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or set forth on Schedule 5.16(b), (i) each Material Contract is a valid and binding agreement, and is in full force and effect, and neither the Company Group nor, to the Company Group’s actual knowledge, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract, (ii) the Company Group has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of the Company Group’s assets, (iii) no Contract the Company Group has not received any written claim or notice of breach of or default under any Contract, (iv) no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any Contract, (v) no party to any Contract that is a customer of or supplier to the Company Group has canceled or terminated its business with, or threatened in writing to cancel or terminate its business with, any Company Group, and (vi) (A) requires the Company Group to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (B) imposes any non-competition covenants that may be binding on, or restrict the Business or require any payments by or with respect to Parent or any of its Affiliates. The Company Group previously provided to the Purchaser Parties true and correct fully executed copies of each written Material Contract.

(c) None of the execution, delivery or performance by the Company Group of this Agreement or Additional Agreements to which the Company Group is a party or the consummation by the Company Group of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any material obligation of the Company or to a loss of any material benefit to which the Company Group is entitled under any provision of any Material Contract.

(d) The Company Group is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness in all material respects.

5.17 Licenses and Permits

(a) Section 5.17 of the Company Disclosure Schedule contains accurate and complete copies of each material license, franchise, permit, registration, order or approval or other similar authorization affecting, or relating in any way to, the Business, including the Marketing Approvals, the Regulatory Permits, and the Regulatory Transfer Approvals, if any (the “Permits”), together with the name of the Authority issuing the same. Such Permits are valid and in full force and effect, and none of the Permits will be terminated or impaired or become terminable as a result of the Transactions. The Company Group has all material Permits, governmental licenses, franchises, authorizations, consents and approvals necessary or required to own and operate its properties, assets and carry on the Business. Except as would not individually or in the aggregate be material to the Company Group, the Company Group has fulfilled all notification requirements with the relevant Authorities required for the Business and the operations of the Company Group.

(b) There are no citations, decisions, adjudications or written statements by any Authority or consent decrees or other Orders received by the Company Group stating that any Service marketed, sold, offered, distributed or provided by the Company Group is defective or unsafe or fails to meet any standards or requirements promulgated by any such Authority (collectively, “Safety Notices”). There have been no material complaints with respect to any Services, and there are no facts that would be reasonably likely to result in either of the following: (i) a material Safety Notice or a material liability with respect to any Services, or (ii) a termination or suspension of provision of any Services (for the avoidance of doubt, mere termination or suspension of the provision of any Service to a particular individual patient alone would not constitute a breach of this Section 5.17(b)(ii)).

5.18 Cybersecurity; Compliance with Laws; Regulatory Matters

(a) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or set forth on Section 5.18(a) of the Company Disclosure Schedule, the Company Group, and each of its directors, and officers and to the actual knowledge of the Company Group, each of its employees, agents and other Persons acting on its behalf is, and has been, in compliance with all applicable Laws and Orders entered by any court, arbitrator or other Authority, domestic or foreign, including but not limited to the applicable data Privacy Laws, PRC Laws, the applicable Laws regarding employment and employment practices, the applicable Environmental Laws and all applicable regulations promulgated by the relevant Authorities, including but not limited to PRC regulations and associated Authority guidelines, and is not in violation of, has not violated, and to the Company Group’s actual knowledge, is neither under investigation with respect to nor has been threatened to be charged with or given notice of any violation or alleged violation of, any such applicable Laws, PRC Laws or Orders, nor is there any basis for any such charge, and since June 30, 2022 the Company Group has not received any subpoenas by any Authority. All approvals, permits, licenses and registrations required under all applicable PRC Laws, Laws and Orders for the due and proper establishment and operation of each member of the Company Group have been duly obtained from the relevant Authorities or completed in accordance with the relevant PRC Laws, Laws or Orders, and are in full force and effect. The Company Group has all approvals, permits, licenses and registrations necessary for the conduct of the Business and is in compliance thereof in all material respects. In respect of the approvals, permits, licenses and registrations requisite for the conduct of any part of the Business which are subject to periodic renewal, the Company Group has no reason to believe that such requisite renewals will not be timely granted by the relevant Authorities. The Company Group has been conducting and will conduct its business activities within the permitted scope of business, and has been operating or will operate its business in full compliance in all material respects with all relevant legal requirements and with all requisite approvals, permits, licenses and registrations granted by the competent Authorities. Without limiting the generality of the foregoing, all Approvals of the Governmental Authorities of the PRC that are required to be obtained or made in respect of, as applicable, each of the Company Group and the WFOE with respect to its establishment, capital structure, business and operations as it is now being conducted, including the Approvals of the State Administration for Market Regulation of the PRC (formerly the State Administration for Industry and Commerce), the Ministry of Commerce of the PRC, the Nation-al Development and Reform Commission of the PRC, the Ministry of Industry and In-formation Technology of the PRC, SAFE, the Ministry of Human Resources and Social Security of the PRC, the Fire and Rescue Department Ministry of Emergency Management and the State Administration of Taxation of the PRC, and their respective local counterparts, if required, have been duly completed in accordance with the applicable Laws of the PRC, except for any such Approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company Group.

(b) Except as set forth on Schedule 5.18(b) of the Company Disclosure schedule, to the Company’s actual knowledge, in connection with its collection, storage, use, Processing and/or disclosure of any information that constitutes “personal information,” “personal data” or “personally identifiable information” as defined in applicable Laws (collectively “Personal Information”) by or on behalf of any Company Group, the Company Group is and has been in compliance with (i) all applicable Laws (including, without limitation, Laws relating to privacy, personal data protection, use of data, data security, telephone and text message communications, and marketing by email or other channels) in all relevant jurisdictions, (ii) the Company Group’s privacy policies and public written statements regarding the Company Group’s privacy or data security practices, and (iii) the requirements of any contract codes of conduct or industry standards by which any Company Group is bound. The Company Group maintains and has implemented and maintained reasonable physical, technical, organizational and administrative security measures, procedures and policies or otherwise intended or designed to protect all Personal Information and other data owned, stored, used, Processed, maintained or controlled by or on behalf of the Company Group from and against unlawful, accidental or unauthorized access, destruction, loss, use, modification and/or disclosure. Each Company Group is and has (i) undertaken and resolved or is in the process of resolving in good faith, any material issues identified by any surveys, audits, or assessments (including any risk assessments and risk analyses) of all areas of its business and operations, in each case, required in accordance with applicable Privacy Laws, (ii) made all material disclosures to, and obtained all appropriate and material consents, approvals or authorizations from customers, employees, directors, officers, consultants, contractors and other applicable Persons as required under applicable Privacy Laws to Process such Personal Information lawfully and in accordance with applicable Privacy Laws, (iii) been in compliance in all material respects with all Laws relating to data loss, theft and breach of security notification obligations and (iv) filed all material registrations required under applicable Privacy Laws with the applicable data protection authority, in each case to the extent required under applicable Privacy Laws. To the actual knowledge of the Company Group, there has been no occurrence of (x) unlawful, accidental or unauthorized destruction, loss, use, processing, modification or disclosure of or access to Personal Information owned, stored, used, processed, maintained or controlled by or on behalf of the Company Group which require or required the Company Group to notify Authorities, affected individuals or other parties of such occurrence (y) unauthorized access to or disclosure of the Company Group’s confidential information or trade secrets or (z) data security incidents, data breaches, ransomware incidents, or other adverse events or incidents related to any IT Assets, Personal Information, or Company data in the custody or control of the Company Group or any Service Provider Processing Personal Information on behalf of the Company or the Company Subsidiaries. No Actions are pending or, to the actual knowledge of the Company, threatened in writing against the Company Group relating to the collection, use, dissemination, storage and protection of Personal Information. No member of the Company Group has (i) been subject to any actual or threatened investigation, notice, or request from any Governmental Authority in relation to its Processing of data, data protection, privacy, or cybersecurity activities, (ii) received any actual or threatened claim, written communication, enquiry, notification of, warning or complaint from any individual or Governmental Authority (including the CAC) alleging any violation or breach of applicable Privacy Laws or Security Requirement (including, without limitation, the CSRC Archive Rules), (iii) been involved in any investigation on cybersecurity review initiated by the CAC, the CSRC or any other Authority or received any written notice from any Authority against any member of the Company Group or their respective directors, officers, and employees or (iv) received any written objection to the transactions contemplated under this Agreement from the CSRC, the CAC or any relevant data protection, privacy or security Governmental Authority. The Processing of Personal Information by the Target Companies is carried out in accordance with applicable Privacy Laws, and where applicable, with appropriate safeguards for any transfer of such Personal Information, in all material respects.

(c) The Company Group has filed, maintained, submitted or furnished all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by applicable Laws or Orders for the Business and operation of the Company Group, including the Regulatory Documentation (the “Company Filing Documents”), and all such Company Filing Documents were complete and accurate on the date filed in all material respects (or were corrected or supplemented by a subsequent submission). Neither the Company Group, nor any of its officers, directors or employees are included on the list of excluded individuals/entities maintained by the Authorities in the jurisdictions in which the Company Group operates.

(d) Neither the Company Group, nor any of its officers, directors or employees are included on the list of excluded individuals/entities maintained by the Authorities in the jurisdictions in which the Company Group operates.

(e) Neither the Company Group, nor any of its officers or directors, or to the actual knowledge of the Company Group, its employees and agents (i) is a party to a corporate integrity agreement with any Government Official) or other Authorities, or (ii) has entered into or its negotiating a settlement agreement with an Authority relating to any applicable Laws or Orders.

(f) All arrangements involving the offer, sale, or issuance of an equity interest in the Company or any of its Subsidiaries by the Company, any of its Subsidiaries or their respective representatives to any provider or organization are, and have been, memorialized in writing, at fair market value, comparable in terms to arrangements with Persons who are not professionals, organizations, or other providers, and in compliance with applicable Laws or Orders.

(g) None of the Company or any Subsidiary of the Company, has received notice from any Authority that (i) any material Permits or the renewal thereof with respect to the Business and Services will not or is likely not to be issued, or (ii) asserting in writing that any Company Filing Documents provided to such Authority contains material deficiencies or will not be accepted based on data integrity or other compliance concerns.

(h) None of the Company nor any Subsidiary of the Company has (i) made an untrue statement of a material fact or fraudulent statement to any Authority; (ii) failed to disclose a material fact required to be disclosed to any Authority.

(i) None of the Company nor any Subsidiary of the Company nor any of their respective service vendors, has received written notice of (i) any alleged material noncompliance or major or critical findings, as a result of any internal audit or inspection or any audit or inspection performed by or on behalf of an Authority or other Person, or (ii) any alleged material falsification or fraudulent activity regarding any Company Filing Documents generated or submitted to such Authority or other Person. True and complete copies of any such audit, inspection, and corrective action material that are in the possession or control of the Company or any Subsidiary of the Company as of the date of this Agreement, if any, have been made available to the Purchaser Parties.

(j)  To the actual knowledge of the Company, since June 30, 2022, (i) there have been no material breaches of the security of the IT Assets used or held for use by the Company and its Subsidiaries in their businesses, and (ii) there have been no disruptions in any such IT Assets that materially adversely affected the Company’s and its Subsidiaries’ business or operations. The Company and its Subsidiaries take commercially reasonable and legally compliant measures designed to protect confidential or sensitive information and Personal Information in its possession or control against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards. Since June 30, 2022, neither the Company nor any Subsidiary of the Company has (A) to the actual knowledge of the Company, experienced any material incident in which such information was stolen, or accessed, used or disclosed without authorization, including in connection with a breach of security, or (B) received any written (or, to the actual knowledge of the Company, any other) notice or complaint from any Person (including an Authority) with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries.

(k) Except as set forth in Section 5.18(k) of the Company Disclosure Schedule, each holder or beneficial owner of equity security of any member of the Company Group has duly complied with all PRC Laws for holding equity security of the Company Group, including (i) each holder or beneficial owner of equity security of any member of the Company Group who is a “Domestic Resident” as defined in Circular 37 and is subject to any of the registration or reporting requirements of Circular 37, has complied with all reporting, registration or other requirements (including filings of amendments to existing registrations) under the SAFE Rules and Regulations, and has made all written filings, registrations, reporting or any other communications required by SAFE or any of its local branches; and (ii) the ODI Shareholders have completed the ODI Filing and complied with all reporting, registration or other requirements (including filings of amendments to existing registrations) in accordance with PRC Laws for their investment in the Company Group. No member of the Company Group has received any oral or written inquiries, no-tifications, orders or any other form of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with SAFE Rules and Regulations, and each member of the Company Group has obtained all certificates, approvals, Permits, licenses, registration receipts and other similar authorizations which are necessary for such Company Group to conduct foreign exchange transactions as now being conducted in compliance with PRC Laws.

(l)   Each holder or beneficial owner of any equity securities of any of the Company Group who is a PRC resident and subject to any of the registration or reporting requirements of the SAFE Rules and Regulations has complied with such reporting or registration requirements under the SAFE Rules and Regulations with respect to its investment in such Company Group, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company Group. None of the Company Group or any of their respective directors or officers, nor any holder or beneficial owner of any equity securities of any of the Company Group, has received any inquiry, notification, warning or any other similar form of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations.

(m) To the Company Group’s best knowledge, and after discussion with applicable regulators, the Company Group is not required to apply for and complete the cybersecurity review filing for overseas listing to the CAC.

5.19 Intellectual Property

(a) Schedule 5.19(a) hereto contain a description of the registered Intellectual Property of the Company Group. There are no Intellectual Property Rights licensed by a third party to the Company Group.

(b) The Company Group owns, free and clear of all Liens, or has the valid right or license to use, all intellectual property that is required or used in its Business as currently conducted or as proposed to be conducted, together with all Intellectual Property Rights in or to all of the foregoing, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the actual knowledge of the Company Group, the Licensed Intellectual Property Rights is not subject to any Contract or other obligation as a result of any funding or support from, or any arrangement with, any Authority or agency or nonprofit organization. To the actual knowledge of the Company Group, the Licensed Intellectual Property Rights is not the subject of any current opposition, cancellation, or similar proceeding before any Authority. The Company Group is not subject to (i) any injunction or other specific judicial, ad-ministrative, or other Order that restricts or impairs its use of any Licensed Intellectual Property Right, or (ii) any current proceeding that the Company reasonably expects would adversely affect the use by the Company Group of any Licensed Intellectual Property Right.

(c) Except as disclosed in Section 5.19 of the Company Disclosure schedule, within the past two (2) years the Company Group has not been sued or charged in writing with or been a defendant in any Action that involves a claim of infringement of any Intellectual Property Rights, and the Company Group has no actual knowledge of any other claim of infringement by the Company Group, and no knowledge of any continuing infringement by any other Person of any Intellectual Property Rights of the Company Group.

(d) To the actual knowledge of the Company Group, the current use by the Company Group of the Intellectual Property Rights does not infringe, and will not infringe, the rights of any other Person in any material respect and does not violate, and will not violate, any applicable laws or regulations.

(e) all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any material copyrights, patents, trade secrets, content and format of content, writings, photographs, drawings, artwork, music (including any musical compositions and master recordings thereof), games, software, audio-visual works, and any underlying materials thereof, and any other literary and artistic works on behalf of the Company Group or any predecessor in interest thereto either: (i) is a party to a “work-for-hire” agreement under which the Company Group is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company Group (or such predecessor in interest, as applicable) all right, title and interest in such material.

(f) None of the execution, delivery or performance by the Company Group of this Agreement or any of the Additional Agreements to which the Company Group is a party or the consummation by the Company Group of the transactions contemplated hereby or thereby will cause any material item of Intellectual Property Rights owned, licensed, used or held for use by the Company Group immediately prior to the Closing to not be owned, licensed or available for use by the Company Group on substantially the same terms and conditions immediately following the Closing in any material respect.

(g) The Company Group has taken reasonable measures to safeguard and maintain the confidentiality and value of all trade secrets and other items of Company Intellectual Property that are confidential and all other confidential information, data and materials licensed by the Company Group or otherwise used in the operation of the Business.

5.20 Customers and Suppliers

(a) Schedule 5.20(a) sets forth a list of the Company Group’s five (5) largest customers and the five (5) largest suppliers as measured by the dollar amount of purchases therefrom or thereby, for the Company’s 2023 fiscal year and for the six (6) months of the Company’s June 30, 2024 fiscal quarter, showing the approximate total sales by the Company Group to each such customer and the approximate total purchases by the Company Group from each such supplier, during each such period.

(b) Except as set forth on Schedule 5.20(b), to the actual knowledge of the Company Group, no supplier listed on Schedule 5.20(a) has (i) terminated its relationship with the Company Group, (ii) materially reduced its business with the Company Group or materially and adversely modified its relationship with the Company Group, (iii) notified the Company Group in writing of its intention to take any such action, or (iv) to the actual knowledge of the Company Group, become insolvent or subject to bankruptcy proceedings.

5.21 Accounts Receivable and Payable; Loans

(a) To the Company Group’s actual knowledge, all accounts receivables and notes of the Company Group reflected on the Financial Statements, and all accounts receivable and notes arising subsequent to the date thereof, represent valid obligations arising from services actually performed or goods actually sold by the Company Group in the ordinary course of business consistent with past practice. To the Company Group’s actual knowledge, the accounts payable of the Company Group reflected on the Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

(b) There is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account, receivables or note that could reasonably result in a Material Adverse Effect. To the Company Group’s actual knowledge, except as set forth on Schedule 5.21(b), all accounts, receivables or notes are good and collectible in the ordinary course of business.

(c) The information set forth on Schedule 5.21(c) separately identifies any and all accounts receivables or notes of the Company Group which are owed by any Affiliate of the Company Group as of January 1, 2021. Except as set forth on Schedule 5.21(c), the Company Group is not indebted to any of its Affiliates and no Affiliates are indebted to the Company Group.

5.22 Pre-payments. The Company Group has not received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business.

5.23 Employees

(a) Schedule 5.23(a) sets forth a true, correct and complete list of each those employees designated by the Company Group as Key Personnel of the Company Group (the “Key Personnel”), setting forth the name, title for each such person.

(b) Except as set forth on Schedule 5.23(b) , the Company Group is not a party to or subject to any collective bargaining agreement, non-competition agreement restricting the activities of the Company Group, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group.

(c) There are no pending or, to the actual knowledge of the Company Group, threatened claims or proceedings against the Company Group under any worker’s compensation policy or long-term disability policy.

5.24 Employment Matters.

(a) Section 5.24(a) of the Company Disclosure schedule sets forth a true and complete list of (i) the form of employment agreement confidentiality, non-solicitation, non-competition, intellectual right agreement and if applicable, commission agreement (the “Labor Agreements” ), and (ii) each employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company Group now in effect or under which the Company Group has any obligation, or any understanding between the Company Group and any employee concerning the terms of such employee’s employment that does not apply to the Company Group’s employees generally. The Company Group has previously delivered to the Purchaser Parties true and complete copies of such forms of the Labor Agreements and each generally applicable employee handbook or policy statement of the Company Group.

(b) Except as disclosed on Section 5.24(b) of the Company Disclosure Schedule:

(i) to the actual knowledge of the Company Group, no current employee of the Company Group, in the ordinary course of his or her duties, has breached any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer;

(ii) the Company Group does not have any material labor relations disputes, and there is no pending representation question or union organizing activity respecting employees of the Company Group;

(iii) all amounts that the Company or any of its Subsidiaries is legally or contractually required either (x) to deduct from its employees’ salaries or to transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from its employees’ salaries and benefits and to pay to any Authority as required by applicable Laws have during the preceding two (2) years, in each case, been duly deducted, transferred, withheld and paid, and the Company and its Subsidiaries do not have any outstanding obligation to make any such deduction, transfer, withholding or payment;

(iv) there have been no Actions pending or, to the actual knowledge of the Company, threatened against or involving the Company Group by or on behalf of or involving any of their respective Service Providers;

(v) Each benefit or similar plan relating to any director, officer, employee, consultant or other Service Provider of the Company Group (collectively the “Company Benefit Plans”) has been established, maintained, funded and administered in compliance in all material respects with applicable Laws. Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereunder could (whether alone or in connection with any subsequent event(s)) (i) result in the acceleration, funding or vesting of any material compensation or benefits to any current or former director, officer, employee, consultant or other Service Provider of the Company Group under any Company Benefit Plan, or (ii) result in the payment by the Company Group to any of their current or former employees, officers, directors, consultants or other Service Providers of any severance pay or any increase in severance pay (including the extension of a prior notice period or any golden parachute) upon any termination of employment or service or the cancellation of any material benefit or payment to such persons; and

(vi) each employee and other Service Provider of the Group has been paid (and as of the Closing will have been paid) all wages, bonuses, compensation and other sums owed and due to such individual as of such date.

5.25 Real Property

(a) The Company Group does not own any Real Property.

(b) With respect to each Lease: (i) each Lease is valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessee has been in peaceable possession since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; (v) there exist no default or event of default thereunder by the Company Group; and (vi) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder, in cases of each of clauses (i) through (vi), other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The Company Group holds the leasehold estate on the Lease free and clear of all Liens, except for the Permitted Liens and the Liens of mortgagees of the Real Property in which such leasehold estate is located.

5.26 Tax Matters

(a) Except in each case as to matters that would not individually or in the aggregate, be material to the Company Group, (i) the Company Group has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate and disclose all Taxes required to be paid; (iii) except as set forth on Schedule 5.27(a), all such Tax Returns have been examined by the relevant Taxing Authority or the period for assessment for Taxes in respect of such Tax Returns has expired; (iv) there is no Action, pending or proposed in writing or, to the actual knowledge of the Company Group, threatened, with respect to Taxes of the Company Group or for which a Lien may be imposed upon any of the Company Group’s assets; (v) no statute of limitations in respect of the assessment or collection of any Taxes of the Company Group for which a Lien may be imposed on any of the Company Group’s assets has been waived or extended, which waiver or extension is in effect, except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business; (vi) to the actual knowledge of the Company Group, the Company Group has complied with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Company Group; (vii) to the actual knowledge of the Company Group, no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed in respect of the Acquisition Merger or otherwise with respect to or as a result of any Transactions; (viii) none of the assets of the Company Group is required to be treated as owned by another Person for U.S. federal income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986); (ix) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company Group; (x) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement with any Taxing Authority (within the meaning of Section 7121 of the Code or any analogous provision of the applicable Law), with respect to the Company Group; (xi) except as set forth on Schedule 5.26(a)(xi), no claim has been made by a Taxing Authority in a jurisdiction where the Company Group has not paid any tax or filed Tax Returns, asserting that the Company Group is or may be subject to Tax in such jurisdiction; (xii) there is no outstanding power of attorney from the Company Group authorizing anyone to act on behalf of the Company Group in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of the Company Group; (xiii) the Company Group is not, and has ever been, a party to any Tax sharing or Tax allocation Contract, other than any customary commercial contract the principal subject of which is not Taxes; and (xiii) the Company Group is not currently and has never been included in any consolidated, combined or unitary Tax Return other than a Tax Return that includes only the Company Group.

(b) The unpaid Taxes of the Company Group for the current fiscal year (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company Group in filing its Tax Return.

(c) The Company is not aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Acquisition Merger from qualifying for the Acquisition Intended Tax Treatment.

5.27 Environmental Laws

(a) The Company Group has not (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company Group, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) To the actual knowledge of the Company Group, there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by The Company Group such as could give rise to any material liability or corrective or remedial obligation of the Company Group under any Environmental Laws.

5.28 Powers of Attorney and Suretyships. The Company Group does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) outside the Company Group or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person outside the Company Group or other than as reflected in the Financial Statements.

5.29 Directors and Officers. Schedule 5.29 sets forth a true, correct and complete list of all directors and officers of the Company.

5.30 Certain Business Practices

The Company Group, its officers, directors, and to the actual knowledge of the Company Group, its employees, agents, representatives or other Persons acting on its behalf, have complied with and are in compliance in all respects with Anti-Corruption Laws. Neither the Company Group, nor any of its director, officer, representatives, agent, employee or other Persons acting on behalf of the Company Group (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, or offered, promised, given or authorized the giving of money or anything else of value, whether directly or through another person or entity, to (A) any Government Official or (B) any other Person with the actual knowledge that all or any portion of the money or thing of value will be offered or given to a Government Official, in each of the foregoing clauses (A) and (B) for the purpose of influencing any action or decision of the Government Official in his or her official capacity, including a decision to fail to perform his or her official duties, inducing the Government Official to use his or her influence with any Authority to affect or influence any official act, or otherwise obtaining an improper advantage, or (iii) made any other unlawful payment or made or authorized any other person to make any payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business. Neither the Company Group, nor any director, officer, agent or employee of the Company Group (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Company Group) has, since June 2022, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company Group or assist the Company Group in connection with any actual or proposed transaction, in each case, which, if not given could reasonably be expected to have had a Material Adverse Effect on the Company Group, or which, if not continued in the future, could reasonably be expected to adversely affect the business or prospects of the Company Group that could reasonably be expected to subject the Company Group to suit or penalty in any private or governmental litigation or proceeding. The Company Group has in place policies, procedures and controls that are reasonably designed to promote and ensure compliance with Anti-Corruption Laws.

5.31 Money Laundering Laws. The operations of the Company Group are and have been conducted at all times in compliance with applicable laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental Authority (collectively, the “Money Laundering Laws”), and no Action involving the Company Group with respect to the Money Laundering Laws is pending or, to the actual knowledge of the Company Group, threatened.

5.32 Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

5.33 Related Party Transaction.

(a) Except for employment relationships, agreements relating to the purchase of the Company’s equity securities and/or the payment of cash or equity compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director or executive officer (or equivalent thereof) of the Company Group has or has had directly or indirectly: (i) an economic interest in any Top Customer or Top Supplier, or (ii) any contractual arrangement with the Company Group, other than indemnity arrangements or directors’ and officers’ liability insurance coverage (each, a “Related Party Transaction”); provided, however, that for clarity, no disclosure shall be required under this Section 5.35 with respect to any matter set forth in the foregoing clauses (i) and (ii) involving any portfolio company of any venture capital, private equity, angel or strategic investor in the Company (except to the extent such disclosure would be required pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.) The Company Group have not, since June 30, 2022, (x) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company Group, or (y) materially modified any term of any such extension or maintenance of credit. To the actual knowledge of the Company Group, there are no contracts or legally binding arrangements between the Company Group, on the one hand, and any family member of any director or executive officer (or equivalent thereof) of the Company Group, on the other hand.

(b) Except for Contracts with any Service Providers (including employee offer letters), there are no contracts, side letters, legally binding arrangements or legally binding understandings between the Company Group, on the one hand, and any other person holding capital of the Company, on the other hand, which grant or purport to grant any board observer or governance rights.

5.34 Other Information. Neither this Agreement nor any of the documents or other information made available to the Purchaser Parties or their Affiliates, attorneys, accountants, agents or other Representatives pursuant hereto or in connection with Purchaser Parties’ due diligence review of the business, assets, capitalization and other matters of the Company Group or the Transactions (including the information supplied or to be supplied by the any Company Group expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s shareholders with respect to the solicitation of proxies to approve the transactions contemplated hereby) contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances in which they were made not misleading. The Company Group has provided the Purchaser Parties with all requested and all material information regarding the operation and the business conducted by the Company Group.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER PARTIES

The Parent hereby represents and warrants to the Company Group that, except as disclosed in the Parent SEC Documents, each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any reference to numbered and lettered paragraphs and sub-paragraphs of this ARTICLE VI to which the particular schedule relates is for the sake of convenience only. However, each such disclosure (whether directly or by reference to any document or other source) shall be taken as referring to each and every paragraph of ARTICLE VI to which it can reasonably be expected to relate, and not only to the numbered and lettered paragraphs and sub-paragraphs to which it has been specified as relating to. For the avoidance of doubt, unless the context otherwise required, the below representations and warranties relate to the Parent on a consolidated basis with its Subsidiaries (for the avoidance of doubt, excluding the Company Group).

6.1 Corporate Existence and Power. Parent is a business company duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands. Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. Parent has all requisite power and authority, corporate and otherwise to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted before the Closing.

6.2 Corporate Authorization. The execution, delivery and performance by Parent of this Agreement and the Additional Agreements (to which it is a party to) and the consummation by the Purchaser Parties of the transactions contemplated hereby and thereby are within the corporate powers of Parent and has been duly authorized by all necessary corporate action on the part of Parent to the extent required by their respective Organizational Documents, applicable Laws or any contract to which it is a party or by which its securities are bound other than the Required Parent Shareholder Approval (as defined in Section 10.1(e)10.1(d)) and the authorization and approval of this Agreement, the Plan of Merger and the transactions contemplated hereby by way of a written special resolution of the sole shareholder of the Merger Sub. This Agreement has been duly executed and delivered by Parent and it constitutes, and upon their execution and delivery, the Additional Agreements (to which it is a party to) will constitute, a valid and legal agreement of Parent, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

6.3 Governmental Authorization. Other than as required under applicable Laws, neither the execution, delivery nor performance by Parent or any Additional Agreements (to which any of them is a party to) requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

6.4 Non-Contravention. Assuming that the Required Parent Shareholder Approval has been obtained, the execution, delivery and performance by Parent or any Additional Agreements (to which any of them is a party to) do not and will not (i) contravene or conflict with the Organizational Documents of Parent, or (ii) contravene or conflict with or constitute a violation of any provision of any Law or Order of Parent, except, in each case of clauses (i) and (ii), for any contravention or conflicts that would not reasonably be expected to have a material adverse effect on Parent.

6.5 Finders’ Fees. Except as disclosed, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or their Affiliates who might be entitled to any fee or commission from the Company Group, or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

6.6 Issuance of Shares. The Closing Payment Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable, free and clear of any Liens and not subject to or issued in violation of any right of any third party pursuant to any contract to which the Purchaser Parties are bound, applicable Law or the Purchaser Parties’ Organizational Documents.

6.7 Capitalization

(a) As of the date hereof, the Parent is authorized to issue a maximum of 111,000,000 shares with no par value, divided into three classes of shares, namely: (i) 100,000,000 Parent Class A Ordinary Shares with no par value, (ii) 10,000,000 Parent Class B Ordinary Shares with no par value, and (iii) 1,000,000 preferred shares with no par value, of which 6,555,000 Parent Class A Ordinary Shares and 1,500,000 Parent Class B Ordinary Share is issued and outstanding as of the date hereof. 600,000 Parent Ordinary Shares are reserved for issuance with respect to the Parent Rights. No other shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding Parent Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of British Virgin Islands Law, the Parent’s Organizational Documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in the Parent’s Organizational Documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Ordinary Shares or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

6.8 Information Supplied. None of the information supplied or to be supplied by the any Purchaser Party expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s shareholders with respect to the solicitation of proxies to approve the transactions contemplated hereby will, at the date of filing and/ or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or that is included in the Parent SEC Documents).

6.9 Trust Fund. As of the date of this Agreement, the Parent has at least $60,000,000 in the trust fund established by the Parent for the benefit of its public shareholders (the “Trust Fund”) in a United States-based account located in the United States maintained by Continental Stock Transfer & Trust Company, LLC (the “Trustee”) acting as trustee (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement. There are no separate agreements, side letters or other agreements or understandings (whether written, unwritten, express or implied) that would cause the description of the Investment Management Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or, to Parent’s actual knowledge, that would entitle any Person (other than the public shareholders holding Parent Class A Ordinary Shares sold in the Parent’s IPO who shall have elected to redeem their Parent Class A Ordinary Shares pursuant to the Parent’s Organizational Documents and the underwriters of the IPO with respect to the Deferred Underwriting Amount) to any portion of the funds in the Trust Account, except as otherwise disclosed. Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Organizational Documents of the Parent and the Investment Management Trust Agreement. The Parent has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Investment Management Trust Agreement, and, to the actual knowledge of the Parent, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account, except as disclosed in the Parent SEC Documents. Since the consummation of the Parent’s IPO, the Parent has not released any money from the Trust Account (other than as permitted by the Investment Management Trust Agreement and the IPO Prospectus, including in connection with the Parent Shares Redemption). Except as otherwise agreed upon by the Company and the Purchaser, upon the consummation of the transactions contemplated hereby, the Parent shall have no further obligation under either the Trust Agreement or the Organizational Documents of the Parent to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

6.10 Listing. As of the date hereof, the Parent Units, Parent Class A Ordinary Shares and Parent Rights are listed on the Nasdaq Capital Market, with trading symbols “ASPCU,” “ASPC,” and “ASPCR”, respectively. From the date of this Agreement through the Closing, Parent shall use commercially reasonable efforts to ensure the Parent remains listed as a public company on Nasdaq.

6.11 Board Approval. Each of the board of directors of the Parent (including any required committee or subgroup of such boards) have, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the shareholders of Parent, as applicable, and (iii) solely with respect to the board of directors of the Parent, determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Parent’s Organizational Documents.

6.12 Parent SEC Documents and Financial Statements

(a) Parent has filed or furnished all statements and other documents required to be filed by it with the SEC since November 12, 2024, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Parent SEC Documents”). None of the Parent SEC Documents, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) Except as disclosed in the Parent SEC Documents, the financial statements (including, in each case, the notes and schedules thereto) included or incorporated by reference in the Parent SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC in effect as of the respective dates thereof, were prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of the Parent as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

6.13 Litigation. As of the date hereof, there is no Action pending against Parent or that affects any of its assets or Contracts before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements other than as would not, individually or in the aggregate, have a material adverse effect on the ability of Parent to consummate the transactions contemplated by this Agreement or any of the Additional Agreements.

6.14 Compliance with Laws. Parent is not in violation of, has violated, under investigation with respect to any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and no Purchaser Party has previously received any subpoenas by any Authority.

6.15 Not an Investment Company. The Parent is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

6.16 Tax Matters. Except in each case as to matters that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent to consummate the transactions contemplated by this Agreement or any Additional Agreement. (i) Parent has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate and disclose all Taxes required to be paid; (iii) all such Tax Returns have been examined by the relevant Taxing Authority or the period for assessment for Taxes in respect of such Tax Returns has expired; (iv) there is no Action, pending or proposed in writing or, to the actual knowledge of Parent, threatened, with respect to Taxes of Parent or for which a Lien may be imposed upon any of Parent’s assets; (v) no statute of limitations in respect of the assessment or collection of any Taxes of Parent for which a Lien may be imposed on Parent’s assets has been waived or extended, which waiver or extension is in effect, except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business; (vi) to the actual knowledge of Parent, Parent complied with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by Parent; (vii) none of the assets of Parent is required to be treated as owned by another Person for U.S. federal income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986); (viii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of Parent; (ix) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement with any Taxing Authority (within the meaning of Section 7121 of the Code or any analogous provision of the applicable Law), with respect to Parent; (x) no claim has been made by a Taxing Authority in a jurisdiction where Parent has not paid any tax or filed Tax Returns, asserting that Parent is or may be subject to Tax in such jurisdiction; (xi) there is no outstanding power of attorney from Parent authorizing anyone to act on behalf of such party in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of that party; (xii) Parent is not, or has never been, a party to any Tax sharing or Tax allocation Contract, other than any customary commercial contract the principal subject of which is not Taxes; and (xiii) Parent is currently not nor it has ever been included in any consolidated, combined or unitary Tax Return other than a Tax Return that includes only Parent.

ARTICLE VII

COVENANTS OF THE COMPANY GROUP AND THE PURCHASER PARTIES PENDING CLOSING

Each of the Company Group and the Purchaser Parties covenants and agrees that:

7.1 Conduct of the Business.

(a) From the date of the signing of Definitive Agreements through the Closing Date, each party shall, and shall cause its Subsidiaries to, conduct their respective business only in the ordinary course, (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and shall not enter into any material transactions without the prior written consent of the other party, and shall use its best efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties. Without limiting the generality of the foregoing, from the date of the Definitive Agreement until and including the Closing Date, without the other party’s prior written consent (which shall not be unreasonably withheld), the Company and the Purchaser Parties shall not:

(i) materially amend, modify or supplement its Organizational Documents other than pursuant to the Definitive Agreement;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract or any other right or asset of the Company Group or the Purchaser Parties, which involve payments in excess of $250,000;

(iii) modify, amend or enter into any contract, agreement, license or, commitment, which obligates the payment of more than $250,000 (individually or in the aggregate);

(iv) make any capital expenditures in excess of $250,000 (individually or in the aggregate);

(v) sell, lease, license or otherwise dispose of any of the Company Group’s or the Purchaser Parties’ assets or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein, (ii) not exceeding $250,000;

(vi) accept refunds of services sold except in the ordinary course, consistent with past practice;

(vii) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or share capital, or pay, declare or promise to pay any other payments to any stockholder or shareholder (other than, in the case of any stockholder or shareholder that is an employee, payments of salary accrued in said period at the current salary rate);

(viii) (A) enter into any new employment or compensatory agreements, or terminate any such agreements, with any employee of the Company Group other than the hiring or termination of employees with a per employee aggregate annual compensation of less than US$250,000, (B) grant or provide any severance, retention, change of control or termination or similar payments or benefits to any employee of the Company Group other than as required by Law, (C) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to any employee of any Company Group except such increases or payments, in the aggregate, do not cause an increase in the labor costs of the Company Group, taken as a whole, by more than 5%, (D) accelerate or amend the terms of any equity awards to any employee of the Company Group or any other Person or allow any equity awards to become vested prior to, on or immediately after the Closing Date, (E) establish, adopt, amend or terminate any equity based incentive plan, or (F) grant any equity or equity based compensation awards;

(ix) authorize any salary increase of more than 10% for any employee making an annual salary equal to or greater than $100,000 or in excess of $100,000 in the aggregate on an annual basis or change the bonus or profit sharing policies of the Company Group or the Purchaser Parties;

(x) obtain or incur any loan or other Indebtedness in excess of $250,000, including drawings under the Company Group’s or the Purchaser Parties’ existing lines of credit;

(xi) suffer or incur any Lien on the Company Group’s or the Purchaser Parties’ assets, except for Permitted Liens or the Liens incurred in the ordinary course of business consistent with past practice;

(xii) suffer any damage, destruction or loss of property related to any of the Company Group’s or the Purchaser Parties’ assets, whether or not covered by insurance, the aggregate value of which, following any available insurance reimbursement, exceed $250,000;

(xiii)   merge or consolidate with or acquire any other Person or be acquired by any other Person other than pursuant to the Reincorporation Merger;

(xiv) suffer any insurance policy protecting any of the Company Group’s or the Purchaser Parties’ assets with an aggregate coverage amount in excess of $250,000 to lapse;

(xv) make any change in its accounting principles other than in accordance with the applicable accounting policies or methods or write down the value of any assets other than in the ordinary course of business consistent with past practice;

(xvi) extend any loans other than travel or other expense advances to employees in the ordinary course of business or with the principal amount not exceeding $10,000;

(xvii) make or change any material Tax election or change any annual Tax accounting periods; or

(xviii) issue, sell, transfer, pledge, dispose of, place any Lien, redeem or repurchase any shares or other equity or voting securities of any member of the Company Group, or issue or grant any securities exchangeable for or convertible into any shares or other equity or voting securities of any member of the Company Group;

(xix) make, change or revoke any material Tax election, amend any Tax Return, enter into any closing agreement or seek any ruling from any Authority with respect to material Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, change any method of Tax accounting or Tax accounting period, initiate any voluntary Tax disclosure to any Authority, or incur any material amount of Taxes outside of the ordinary course of business consistent with past practice;

(xx)   take any action, or fail to take any action, where such action or failure to act could reasonably be expected to prevent the Acquisition Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations or prevent the Transactions from qualifying for the Acquisition Intended Tax Treatment; or

(xxi) amend in a manner materially detrimental to the Company or any of the Company’s Subsidiaries, terminate, permit to lapse or fail to use reasonable best efforts to maintain any material Permits required for the conduct of the business of the Company or any of the Company’s Subsidiaries.

(xxii) undertake any legally binding obligation to do any of the foregoing.

(b) From the date hereof through the Closing Date, the Parent shall remain a “blank check company” as defined under the Securities Act, shall not conduct any business operations other than in connection with this Agreement and ordinary course operations to maintain its status as a Nasdaq-listed special purpose acquisition company pending the completion of the transactions contemplated hereby. Without limiting the generality of the foregoing, through the Closing Date, other than in connection with the transactions contemplated by this Agreement, without the other party’s prior written consent (which shall not be unreasonably withheld), the Purchaser Parties shall not, and shall not cause its Subsidiaries to amend, waive or otherwise change the Investment Management Trust Agreement in any manner adverse to the Parent.

(c) Neither party shall (i) take or agree to take any action that might make any representation or warranty of such party inaccurate or misleading in any material respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any material respect at any such time.

7.2 Access to Information. From the date hereof until and including the Closing Date, the Company Group and the Purchaser Parties shall, to the best of their abilities, (a) continue to give the other party, its legal counsel and other representatives full access to the offices, properties, and Books and Records, (b) furnish to the other party, its legal counsel and other representatives such information relating to the business of the Company Group or the Purchaser Parties as such Persons may request and (c) cause its respective employees, legal counsel, accountants and representatives to cooperate with the other party in such other party’s investigation of its business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company Group or the Purchaser Parties and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company Group or the Purchaser Parties. Notwithstanding anything to the contrary in this Agreement, neither party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law, provided that the non-disclosing party must advise the other party that it is withholding such access and/or information and (to the extent reasonably practicable) and provide a description of the access not granted and/or information not disclosed.

7.3 Notices of Certain Events. Each party shall promptly notify the other party of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions contemplated by this Agreement or that the Transactions contemplated by this Agreement might give rise to any Action by or on behalf of such Person or result in the creation of any Lien on any Company Ordinary Share or share capital or capital stock of the Purchaser Parties or any of the Company Group’s or the Purchaser Parties’ assets;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or, to such party’s actual knowledge, threatened against, relating to or involving or otherwise affecting the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Change; and

(e) the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by such party to be false or misleading in any material respect or to omit or fail to state a material fact.

7.4 SEC Filings

(a) The Company Group acknowledges that:

(i) the Parent’s shareholders must approve the transactions contemplated by this Agreement prior to the Acquisition Merger contemplated hereby being consummated and that, in connection with such approval, the Parent must call a special meeting of its shareholders requiring Parent to prepare and file with the SEC a Proxy Statement and Registration Statement (as defined in Section 9.5);

(ii) the Purchaser Parties will be required to file quarterly and annual reports that may be required to contain information about the transactions contemplated by this Agreement; and

(iii) the Parent will be required to file a Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

(b) In connection with any filing the Purchaser Parties make with the SEC that requires information about the transactions contemplated by this Agreement to be included, the Company Group will, and will use its best efforts to cause its Affiliates, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, to use their best efforts to (i) cooperate with the Purchaser Parties, (ii) respond to questions about the Company Group required in any filing or requested by the SEC, and (iii) provide any information requested by the Purchaser Parties in connection with any filing with the SEC.

(c) Company Group Cooperation. The Company Group acknowledges that a substantial portion of the filings with the SEC and mailings to each Purchaser Party’s stockholders or shareholders with respect to the Proxy Statement and the Registration Statement, as applicable, shall include disclosure regarding the Company Group and its management, operations and financial condition. Accordingly, the Company Group agrees to as promptly as reasonably practical provide the Purchaser Parties with such information as shall be reasonably requested by the Purchaser Parties for inclusion in or attachment to the Proxy Statement, and the Registration Statement, as applicable, that is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Company Group and its stockholders or shareholders as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies. The Company Group understands that such information shall be included in the Proxy Statement, and the Registration Statement, and/or responses to comments from the SEC or its staff in connection therewith and mailings. The Company Group shall cause their managers, directors, officers and employees to be reasonably available to the Purchaser Parties and their counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

7.5 Financial Information

(a). By no later than March 31, 2025, the Company Group shall deliver to the Purchaser Parties audited consolidated financial statements of the Company as of and for the fiscal years ended June 30, 2023 and 2024, consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve (12) month periods ended on such dates, and the audited consolidated cash flow statements for the twelve (12) month periods ended on such dates, all prepared in conformity with IFRS or U.S. GAAP under the standards of the Public Company Accounting Oversight Board (the “Audited Financials”). The Audited Financials shall be (i) prepared from the Books and Records of the Company; (ii) prepared on an accrual basis in accordance with U.S. GAAP or IFRS applied on a consistent basis throughout the periods indicated; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to the Company with respect to the periods then ended. The Audited Financials will be complete and accurate and fairly present and reflect, in all material respects, the financial position of the Company as of the dates thereof and the results of operations and cash flows of the Company as of the date thereof and for the periods reflected therein and will be audited in accordance with the standards of the PCAOB for public companies. The auditors engaged to audit the Audited Financials shall be an independent registered public accounting firm with respect to the Company within the meaning of the Exchange Act and the applicable rules and regulations thereunder adopted by the SEC and the PCAOB. The Company Group will provide additional financial information as reasonably requested by the Purchaser Parties for inclusion in any filings to be made by the Purchaser Parties with the SEC which the Company Group shall cause such information to be reviewed or audited by the Company Group’s auditors as required by SEC or its rules and regulations or reasonably requested by the Purchaser Parties.

(b) Each of the consolidated balance sheets of the Company Group, in the case of documents that will be filed with the SEC after the date of this Agreement, will fairly present, the consolidated financial position of the Company as of its date, and each of the consolidated statements of operations and comprehensive loss, shareholders’ deficit and cash flows of the Company Group, in the case of documents to be filed with the SEC after the date of this Agreement, will fairly present, the consolidated results of operations, accumulated deficit and cash flows, as applicable, for the periods set forth therein (subject, in the case of unaudited financial statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case, in accordance with IFRS or U.S. GAAP during the periods presented, except as may be disclosed therein or in the notes thereto (or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC). At the time each such financial statement is filed, such financial statement will comply in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.

7.6 Trust Account. The Company Group acknowledges that the Purchaser Parties shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Investment Management Trust Agreement and for the payment of (i) all amounts payable to shareholders of Parent holding Parent Units or Parent Ordinary Shares who shall have validly redeemed their Parent Units or Parent Ordinary Shares upon acceptance by the Parent of such Parent Units or Parent Ordinary Shares, (ii) the expenses of the Purchaser Parties to the third parties to which they are owed and (iii) the remaining monies in the Trust Account to the Purchaser Parties. Except as otherwise expressly provided in the Investment Management Trust Agreement, Purchaser Parties shall not agree to, or permit, any amendment or modification of, or waiver under, the Investment Management Trust Agreement without the prior written consent of the Company.

7.7 Directors’ and Officers’ Indemnification and Insurance. The parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Purchaser Parties (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents, in each case as in effect on the date of this Agreement, or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and any of the Purchaser Parties in effect on the date hereof and disclosed in Schedule 7.7(a), shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Reincorporation Effective Time, Parent shall cause the Organizational Documents of Parent and the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Purchaser Parties to the extent permitted by applicable Law. The provisions of this Section 7.7 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives. The Company shall, or shall cause its Affiliates to, obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from the Closing Date, for the benefit of the D&O Indemnified Persons (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Parent’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that in no event shall the Company be required to expend for such policies pursuant to this Section 7.7(b) an annual premium amount in excess of 300% of the amount per annum the Parent paid in its last full fiscal year, which amount is set forth in Schedule 7.7(b). Parent shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term, and cause the other Purchaser Parties to honor all obligations thereunder. On the Closing Date, the Purchaser shall enter into customary indemnification agreements reasonably satisfactory to all parties with the individuals set forth on Schedule 7.7(c), which indemnification agreements shall continue to be effective following the Closing.

7.8 Formation of Purchaser and Mergersub. As promptly as practicable after the signing of the Definitive Agreement, no later than the day immediately prior to the Closing Date, Parent shall cause each of Purchaser and Merger Sub to be formed under the laws of the Cayman Islands and British Virgin Islands, respectively. Upon formation, each of Purchaser and Merger Sub shall sign a joinder agreement in form and substance reasonably agreed by the parties, agreeing to be bound by the Definitive Agreement as if parties hereto on the Signing Date.

ARTICLE VIII

COVENANTS OF THE COMPANY GROUP

The Company Group agrees that:

8.1 Reporting and Compliance with Laws. From the date hereof through the Closing Date, the Company Group shall duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities, pay any and all Taxes required by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and Orders.

8.2 Reasonable Best Efforts to Obtain Consents. The Company Group shall use its reasonable best efforts to obtain each third party consent as promptly as practicable hereafter.

8.3 ODI Filings. The Company Group shall use its reasonable best efforts to assist the ODI shareholders to complete the ODI Filings.

8.4 SAFE Registration. Each of the Company Group shall use its reasonable best efforts to assist in the preparation of any required applications to SAFE by holders of Parent Securities who are PRC residents for the registration of their respective holdings (whether direct or indirect) of Purchaser Ordinary Shares in accordance with the requirements of applicable SAFE Rules and Regulations and provide such holders of Parent Securities with such information relating to the Company Group as is required for any such applications.;

8.5 Future Issuance of Company Ordinary Shares. Promptly after the completion of the ODI Filings, the Company shall issue Company Ordinary Shares pursuant to the ODI Shares Subscription Agreement;

8.6 Annual and Interim Financial Statements. From the date of the Definitive Agreement through the Closing Date, within forty-five (45) calendar days following the end of each six-month half year period, the Company Group shall deliver to Purchaser Parties, for the first three quarters of the year, unaudited management accounts of the Company. The Company Group shall also promptly deliver to the Purchaser Parties copies of any audited annual consolidated financial statements of the Company that the Company’s auditor may issue.

8.7 Employees of the Company and the Manager. The Key Personnel shall, as a condition to their continued employment with the Company Group, execute and deliver to the Company Group non-disclosure, non-solicitation and non-compete agreements (the “Non-disclosure and Non-solicitation Agreements and Non-Compete Agreements”).

8.8 Company Shareholder Approval. The Company shall take all action necessary to obtain the Requisite Company Vote as promptly as reasonably practicable (but in no event later than five (5) Business Days after the effectiveness of the Registration Statement), including convening an extraordinary general meeting of its shareholders or obtaining written consent from all of its shareholders.

8.9 Purchaser Incentive Plan. As soon as practicable after the date of the Definitive Agreement but in any event prior to the initial filing (including confidential filing) of the preliminary Proxy Statement/Registration Statement with the SEC, the Company Group shall prepare the Purchaser Incentive Plan in the form and substance that are reasonably satisfactory to the Purchaser.

8.10 Convertible Instrument. The Company shall obtain an executed agreement from each holder of convertible notes or other convertible instruments that are convertible into shares of the Company (collectively, the “Convertible Instruments”), acknowledging and agreeing as follows:

(a) The issuance of the number of shares in the Company shall constitute full and final satisfaction of all obligations owed by the Company under the specified Convertible Instrument.

(b) Upon issuance and receipt of the shares, all obligations of the Company under the respective Convertible Instruments shall be deemed fully satisfied, and such instruments shall be terminated in their entirety.

ARTICLE IX
COVENANTS OF ALL PARTIES HERETO

The parties hereto covenant and agree that:

9.1 [intentionally omitted]

9.2 Tax Matters.

(a) In the event the SEC requires a tax opinion regarding: (i) the Reincorporation Intended Tax Treatment, the Parent will use its commercially reasonable efforts to cause Loeb & Loeb LLP to deliver such tax opinion to the Parent, or (ii) the Acquisition Intended Tax Treatment, the Company shall use its commercially reasonable efforts to cause such tax opinion to be delivered to the Company by a qualified advisor of the Company. Each party shall use commercially reasonable efforts to execute and deliver customary Tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor. Notwithstanding anything to the contrary in this Agreement, Loeb & Loeb LLP shall not be required to provide any opinion to any party regarding the Acquisition Intended Tax Treatment.

(b) The Company Group shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the Company Group required to be filed by the Company Group after the Closing Date for taxable periods ending on or before the Closing Date. Such Tax Returns shall be true, correct and complete in all material respects, shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period. The cost of preparing such Tax Returns shall be borne by the Company Group. The Company Group shall give a copy of each such Tax Return to the Purchaser with reasonable time prior to filing for its review and comment. The Company Group (prior to the Closing) and the Purchaser (following the Closing) shall cause the Company Group to cooperate in connection with the preparation and filing of such Tax Returns, to timely pay the Tax shown to be due thereon, and to furnish the Purchaser proof of such payment.

(c) Purchaser shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the Company Group for taxable periods including the Closing Date but ending after the Closing Date. Any such Tax Returns for a period that includes the Closing Date shall be true, correct and complete in all material respects, shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period. The Purchaser shall give a copy of each Tax Return to the Company Group prior to filing for its review and comment.

(d) Following the Closing, the Company Group may amend any Tax Return of the Company Group for any taxable period ending on or before the Closing with the consent of Purchaser, which consent shall not unreasonably be withheld, delayed or conditioned. The cost of preparing and filing such amended Tax Returns or participating in any such Tax proceeding shall be borne by the Company Group.

(e) Following the Closing, the Purchaser may amend any Tax Return of the Company Group for any taxable period ending on or before the Closing to correct any errors, with the consent of the Company Group, which consent shall not unreasonably be withheld, delayed or conditioned. The cost of preparing and filing such amended Tax Returns shall be borne by the Company Group.

(f) Purchaser shall retain (or cause the Company Group to retain) all Books and Records with respect to Tax matters of the Company Group for Pre-Closing Periods for at least seven (7) years following the Closing Date and to abide by all record retention agreements entered into by or with respect to the Company Group with any Taxing Authority.

(g) For avoidance of doubt, the Purchaser shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the Purchaser and any of their Affiliates required to be filed after the Closing Date for taxable periods ending on or before the Closing Date. Such Tax Returns shall be true, correct and complete in all material respects, shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period.

9.3 Settlement of the Purchaser Parties’ Liabilities. Concurrently with the Closing, all outstanding liabilities of the Purchaser Parties shall be settled and paid in full and reimbursement of out-of-pocket expenses reasonably incurred by Purchaser’s or Parent’s officers, directors, or any of their respective Affiliates, in connection with identifying, investigating and consummating a business combination.

9.4 Compliance with SPAC Agreements. The Company Group and Purchaser Parties shall comply with each of the applicable agreements entered into in connection with the IPO, including that certain registration rights agreement, dated as of November 8, 2024 by and between Parent and the investors named therein.

9.5 Registration Statement

(a) As promptly as practicable after the signing of the Definitive Agreements, Purchaser shall prepare with the assistance, cooperation and commercially reasonable efforts of the Company Group, and file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of Purchaser Class A Ordinary Shares to be issued in the Reincorporation Merger and Acquisition Merger, which Registration Statement will also contain a proxy statement of Parent (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Parent shareholders for the matters to be acted upon at the Parent Special Meeting and providing the public shareholders of Parent an opportunity in accordance with Parent’s Organizational Documents and the IPO Prospectus to have their Parent Ordinary Shares redeemed in conjunction with the shareholder vote on the Parent Shareholder Approval Matters as defined below (“Parent Shares Redemption”). The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Parent shareholders to vote, at an extraordinary general meeting of Parent shareholders to be called and held for such purpose (the “Parent Special Meeting”), in favor of resolutions approving (i) the adoption and approval of the Definitive Agreement and the Additional Agreements and the transactions contemplated hereby or thereby, including the Reincorporation Merger and the Acquisition Merger, by the holders of Parent Ordinary Shares in accordance with the Parent’s Organizational Documents, BVI Law, Cayman Companies Act and the rules and regulations of the SEC and Nasdaq, (ii) adoption of the Purchaser Incentive Plan, (iii) such other matters as the Company Group and Parent shall hereafter mutually determine to be necessary or appropriate in order to effect the Reincorporation Merger, Acquisition Merger and the other Transactions (the approvals described in foregoing clauses (i) through (iii), collectively, the “Parent Shareholder Approval Matters”), and (iv) the adjournment of the Parent Special Meeting, if necessary or desirable in the reasonable determination of Parent. If on the date for which the Parent Special Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares to obtain the Required Parent Shareholder Approval (as defined below), whether or not a quorum is present, Parent may make one or more successive postponements or adjournments of the Parent Special Meeting; provided that, without the consent of the Company, in no event shall the Parent adjourn the Parent Special Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Outside Closing Date. In connection with the Registration Statement, Parent and the Company Group will file with the SEC financial and other information about the Transactions contemplated by the Definitive Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in Parent’s Organizational Documents, British Virgin Islands Law, Cayman Companies Act and the rules and regulations of the SEC and Nasdaq. The Purchaser shall cooperate and provide the Company Group (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company Group shall provide the Purchaser Parties with such information concerning the Company Group and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company Group shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading (subject to the qualifications and limitations set forth in the materials provided by the Company Group). If required by applicable SEC rules or regulations, such financial information provided by the Company Group must be reviewed or audited by the Company Group’s auditors. The Parent shall provide such information concerning Parent and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Parent shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading. The Purchaser will use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Acquisition Merger and the transactions contemplated hereby.

(b) Each party shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available at a reasonable time and location to the Company Group, Parent and their respective representatives in connection with the drafting of the public filings with respect to the Transactions contemplated by the Definitive Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and the Parent shall cause the Proxy Statement to be disseminated to Parent’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of the Definitive Agreement and Parent’s Organizational Documents.

(c) As soon as practicable following the Registration Statement “clearing” comments from the SEC and being declared effective by the SEC, Parent shall distribute the Proxy Statement to Parent’s shareholders in compliance with applicable Law, and, pursuant thereto, shall call the Parent Special Meeting in accordance with the British Virgin Islands Law and the rules and regulations of the SEC and Nasdaq for a date no later than thirty five (35) Business Days following the effectiveness of the Registration Statement.

9.6 Confidentiality. Except as necessary to complete the Proxy Statement and Registration Statement, the Company Group, on the one hand, and the Purchaser Parties, on the other hand, shall hold and shall cause their respective Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the Transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources, which source is not the agent of the other party, by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such party shall give timely written notice to the other parties so that such parties may have an opportunity to obtain a protective order or other appropriate relief. Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other parties if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Registration Statement.

9.7 New Regulation Filing. Each party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to complete all applicable filings with respect to the transactions contemplated by the Definitive Agreement, pursuant to the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies released by the China Securities Regulatory Commission, which came into effect on March 31, 2023.

ARTICLE X

CONDITIONS TO CLOSING

10.1 Condition to the Obligations of the Parties. The obligations of all of the parties hereto to consummate the Closing are subject to the satisfaction of all the following conditions:

(a) No provisions of any applicable Law, and no Order shall prohibit or prevent the consummation of the Closing.

(b) There shall not be any Action brought by a third party that is not an Affiliate of the parties hereto to enjoin or otherwise restrict the consummation of the Closing.

(c) The Reincorporation Merger shall have been consummated and the applicable certificates filed in the appropriate jurisdictions.

(d) The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued.

(e) The Parent Shareholder Approval Matters that are submitted to the vote of the shareholders of Parent at the Parent Special Meeting in accordance with the Proxy Statement and Parent’s Organizational Documents shall have been approved by the requisite vote of the shareholders of Parent at the Parent Special Meeting in accordance with Parent’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Parent Shareholder Approval”).

(f) The Definitive Agreement, the Plan of Merger and the transactions contemplated hereby and thereby, including the Reincorporation Merger and the Acquisition Merger, shall have been authorized and approved by the holders of Company Ordinary Shares constituting the Requisite Company Vote in accordance with the Cayman Companies Act and the Company’s memorandum and articles of association.

10.2 Conditions to Obligations of the Purchaser Parties. The obligation of the Purchaser Parties to consummate the Closing is subject to the satisfaction, or the waiver at the Purchaser Parties’ sole and absolute discretion, of all the following further conditions:

(a) the Company Group shall have duly performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b) All of the representations and warranties of the Company Group contained in ARTICLE V in this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the date of this Agreement except as provided in the disclosure schedules pursuant to ARTICLE V, and (ii) be true and correct as of the Closing Date except as provided in the disclosure schedules pursuant to ARTICLE V (if the representation and warranties that speak as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect, regardless of whether it involved a known risk.

(d) All Company Group Consents have been obtained, and no such consent shall have been revoked.

(e) The Purchaser Parties shall have received a certificate signed an authorised officer of the Company to the effect set forth in clauses (a) through (d) of this Section 10.2.

(f) The Purchaser Parties shall have received (i) a copy of memorandum and articles of association of the Company as in effect as of the Closing Date, (ii) a copy of the certificate of incorporation of the Company, (iii) the copies of resolutions duly adopted by the board of directors of the Company and by the Requisite Company Vote of the Company’s shareholders authorizing the Definitive Agreement and the transactions contemplated hereby, and (vi) a recent certificate of good standing as of a date no earlier than thirty (30) days prior to the Closing Date regarding the Company from the jurisdiction in which the Company is incorporated.

(g) The Purchaser Parties shall have received copies of all Governmental Approvals, if any, in form and substance reasonably satisfactory to the Purchaser Parties, and no such Governmental Approval shall have been revoked.

(h) The Purchaser Parties shall have received Schedules updated (if any) as of the Closing Date.

(i) The Purchaser Parties shall have received duly executed opinions from the Company’s Cayman Islands counsel and PRC counsel in form and substance reasonably satisfactory to the Purchaser Parties, addressed to the Purchaser Parties and dated as of the Closing Date.

(j) The Purchaser Parties shall have received a copy of each of the Additional Agreements to which the Company is a party duly executed by the Company and such Additional Agreement shall be in full force and effect.

(k) The Purchaser Parties shall have received a copy of each of the Additional Agreements duly executed by all parties thereto, other than Parent, Purchaser or the Company, provided that the non-execution of the Lock-up Agreement by Shareholders who are not the Key Personnel nor Controlled by the Key Personnel collectively holding no more than 5% of share capital in the Company (on a fully-diluted basis) immediately prior to the Closing shall not affect the Closing or occurrence of the Closing.

(l) The ODI Shareholders shall have completed the ODI filings (as evidenced by the receipt of the ODI registration certificates and filing proofs issued by competent authorities).

(m) The Company shall have issued Company Ordinary Shares to the ODI Shareholders as stipulated pursuant to the ODI Shares Subscription Agreement.

(n) The Company shall have received, in full, all investment funds committed by investors pursuant to executed investment agreements.

10.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(a) The Purchaser Parties shall have duly performed all of their obligations hereunder required to be performed by them at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b) All of the representations and warranties of the Purchaser Parties contained in ARTICLE VI of this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the date of this Agreement and (ii) be true and correct as of the Closing Date (except for representation and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a material adverse effect.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a material adverse effect on the Purchaser Parties, regardless of whether it involved a known risk.

(d) The Company shall have received a certificate signed by an authorized officer of Purchase Parties to the effect set forth in clauses (a) through (c) of this Section 10.3.

(e) From the date hereof until the Closing, the Purchaser Parties shall have been in material compliance with the reporting requirements under the Securities Act and the Exchange Act applicable to the Purchaser Parties.

(f) The Purchaser Parties shall have executed and delivered to the Company each Additional Agreement to which it is a party.

(g) The Parent Shares Redemptions shall have been completed in accordance with the terms hereof and the Proxy Statement.

(h) The directors designated by the Company shall have been appointed to the board of directors of the Parent, effective as of the Closing.

(i)   Parent shall remain listed on Nasdaq and the additional listing application for the Closing Payment Shares shall have been approved by Nasdaq. As of the Closing Date, Parent shall not have received any written notice from Nasdaq that it has failed, or would reasonably be expected to fail to meet the Nasdaq listing requirements as of the Closing Date for any reason, where such notice has not been subsequently withdrawn by Nasdaq or the underlying failure appropriately remedied or satisfied. The additional listing application for the Closing Payment Shares shall have been approved for listing by Nasdaq and the Company shall reasonably cooperate with Parent with respect to such listing.

ARTICLE XI

DISPUTE RESOLUTION

11.1 Arbitration.

(a) The parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, or performance of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to have arbitration before one arbitrator (the “Arbitrator”). Arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, or performance of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b) If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the New York, New York chapter head of the American Arbitration Association upon the written request of either side. The Arbitrator shall be selected within thirty (30) days of such written request.

(c) The laws of the State of New York shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement shall be governed by the laws of the State of New York applicable to a contract negotiated, signed, and wholly to be performed in the State of New York, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d) The arbitration shall be held in New York, New York in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e) On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 11.1(c).

(f) The Arbitrator may, at his discretion and at the expense of the party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g) The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award (including actual attorneys’ fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final to the parties and not subject to appeal.

(h) Any judgment upon any award rendered by the Arbitrator may be entered in by any court of competent jurisdiction. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in New York, New York to award the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(i) The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement, unless resulting from the gross negligence or willful misconduct of the person indemnified.

(j) This arbitration section shall survive the termination of this Agreement.

11.2 Waiver of Jury Trial; Exemplary Damages

(a) THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

(b) Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

ARTICLE XII
TERMINATION

12.1 Termination.

(a) In the event that the Interim Financial Statements have not been delivered by January 31, 2025, the Purchaser Parties and the Company shall have the right, at their sole option, to terminate this Agreement without liability to the other party. Such right may be exercised by the Purchaser Parties or the Company, as the case may be, with a written notice to the Company at any time after January 31, 2025 and prior to the Closing Date and prior to the date when the Registration Statement is filed with the SEC.

(b) This Agreement may be terminated at any time prior to the Closing Date by mutual agreement of the Purchaser Parties and the Company.

(c) The obligations of Parent and the Company to consummate the Transaction is subject to and conditioned upon the negotiation and execution of a definitive agreement, including a purchase, share exchange, merger or other acquisition agreement (the “Acquisition Agreement”) and other documents (collectively with the Acquisition Agreement, the “Definitive Agreements”).

(d) This Agreement is only intended to set forth the framework terms and conditions of the Transaction. All such terms and conditions are subject to further negotiations, refinement and detail as the parties shall mutually agree, as shall be set forth in the Definitive Agreements.

12.2 [intentionally omitted]

12.3 Survival. The provisions of Article XI and Article XIII shall survive any termination hereof.

ARTICLE XIII

MISCELLANEOUS

13.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (following the Closing), to:

HDEDUCATION GROUP LIMITED
8th Floor, Time Plaza (New Era Plaza Phase II)
Taizi Road, Shekou, Nanshan District
Shenzhen, China
Attn: Wei Wang
Email: waywang@hdedu.com

with a copy to (which shall not constitute notice):

Linklaters LLP

11th Floor, Alexandra House

Chater Road

Hong Kong SAR

Attention: Xiaoxi Lin

Email: xiaoxi.lin@linklaters.comif to any Parent, Purchaser and Merger Sub:

A SPAC III Acquisition Corp.
200 Gloucester Road
29th Floor, Wanchai
Hong Kong
Attn: Secretary
Email: admin@aspac.co

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attn: Giovanni Caruso
Email: gcaruso@loeb.com

13.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each of the Purchaser Parties (prior to the Reincorporation Effective Time), the Company, and the Shareholders’ Representative, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the parties, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything else contained herein, Neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

13.3 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

13.4 Publicity. Except as required by Law and except with respect to the Parent SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by Law, the parties will use their best efforts to cause a mutually agreeable release or public disclosure to be issued.

13.5 Expenses. Each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, unless otherwise specified herein. Notwithstanding the foregoing, any filing fees with respect to any regulatory or governmental filings shall be shared equally by the Company and the Parent.

13.6 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

13.7 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

13.8 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

13.9 Entire Agreement. This Agreement together with the Additional Agreements, including any exhibits and schedules attached hereto or thereto, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement, including any exhibits and schedules attached hereto or thereto, may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

13.10 Guiding Principles and Intentions. The parties agree that this Agreement is intended for discussion purposes and to set a framework for a Definitive Agreement.

13.11 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

13.12 Construction of Certain Terms and References; Captions. In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company Group.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.

(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f) Captions are not a part of this Agreement, but are included for convenience, only.

(g) For the avoidance of any doubt, all references in this Agreement to “the actual knowledge or best knowledge of the Company” or similar terms shall be deemed to include the actual or constructive (e.g., implied by Law) knowledge of the Key Personnel.

13.13 [intentionally omitted]

13.14 Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto; provided, however, that (i) the D&O Indemnified Persons and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce Section 7.7.

13.15 Waiver. Reference is made to the final IPO prospectus of the Parent, dated November 8, 2024 (the “Prospectus”). The Company Group has read the Prospectus and understand that the Parent has established the Trust Account for the benefit of the public shareholders of the Parent and the underwriters of the IPO pursuant to the Investment Management Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, the Parent may disburse monies from the Trust Account only for the purposes set forth in the Investment Management Trust Agreement. For and in consideration of the Parent agreeing to enter into this Agreement, the Company Group hereby agree that he, she or it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that he, she or it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Parent.

13.16 Non-Recourse. Any Action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Purchaser, Parent or Merger Sub under this Agreement of or for any Action based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:

A SPAC III ACQUISITION CORP.

By:	/s/ Claudius Tsang
Name: Claudius Tsang
Title: CEO

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Company:

HDEDUCATION GROUP LIMITED

By:	/s/ Wei Wang
	Name:	Wei Wang
	Title:	Director